Scheme Implementation Deed
Sirtex Medical Limited (ABN 35 078 166 122) Varian Medical Systems, Inc.

Watson Mangioni Lawyers Pty Limited Corporate and Commercial Lawyers Level 23, 85 Castlereagh Street SYDNEY NSW 2000 Tel: (02) 9262 6666 Fax: (02) 9262 2626 Email: mail@wmlaw.com.au Ref: CSC 217 7345

1.	Definitions and Interpretation	1

2.	Agreement to Proceed with the Transaction	8

3.	Conditions Precedent and Pre-implementation Steps	8

4.	Transaction Steps	12

5.	Implementation	13

6.	Representations and Warranties	18

7.	Releases	19

8.	Public Announcements	20

9.	Exclusivity	21

10.	Reimbursement Fees	23

11.	Termination	27

12.	Confidentiality	28

13.	GST	28

14.	Duty, Costs and Expenses	29

15.	Notices	29

16.	General	31

Annexure A	Indicative Timetable

Annexure B	Scheme of Arrangement

Annexure C	Deed Poll

This Scheme Implementation Deed is made on 30 January 2018.

Parties:

1.	Sirtex Medical Limited (ABN 35 078 166 122) of Level 33, 101 Miller Street, North Sydney NSW 2060, Australia (Sirtex);

2.	Varian Medical Systems, Inc. of 3100 Hansen Way, Palo Alto, CA 94304-1038, United States (Bidder).
Recitals:

A.	Sirtex and the Bidder have agreed to propose and implement a scheme of arrangement under Part 5.1 of the Corporations Act between Sirtex and its shareholders.

B.	At the request of the Bidder, Sirtex has agreed to propose the Scheme and issue the Scheme Booklet.

1.Definitions and Interpretation
1.1.    Definitions
dIn this deed:
Adviser means, in relation to an entity:

(a)	a financier to the entity in connection with the Transaction; or

(b)
a financial, corporate, legal, technical or other expert adviser or consultant, who provides advisory or consultancy services in a professional capacity in the ordinary course of its business and has been engaged in that capacity in connection with the Transaction by the entity.

AIFRS means the International Financial Reporting Standards as adopted in Australia.
ASIC means the Australian Securities and Investments Commission.
ASX means ASX Limited (ABN 98 008 624 691) or the securities market operated by it, as the context requires.
ASX Listing Rules means the official listing rules of the ASX.
Bidder Group means the Bidder and each of its subsidiaries (excluding, at any time, Sirtex and its subsidiaries to the extent that Sirtex and its subsidiaries are subsidiaries of the Bidder at that time) and a reference to a member of the Bidder Group is to the Bidder or any such subsidiary.
Bidder Information means information about the Bidder Group provided or approved by the Bidder or any of its Advisers for inclusion in the Scheme Booklet.
Bidder Nominee means any wholly-owned subsidiary of the Bidder nominated by the Bidder to acquire Scheme Shares under the Scheme in accordance with clause 2.2.
Bidder Parties means the members of the Bidder Group and their respective officers, employees and Advisers.
Bidder Representations and Warranties means the representations and warranties set out in Schedule 1.
Board means the board of directors of Sirtex.

Business Day means a business day as defined in the ASX Listing Rules.
Claim includes, in relation to a person, a demand, claim, action or proceeding made or brought by or against the person, however arising and whether present, unascertained, immediate, future or contingent.
Class Actions means the following proceedings:

(a)	Todd Hayward v Sirtex Medical Limited (File number: VID91/2017) filed in the Victorian Registry of the Federal Court of Australia on 9 February 2017; and

(b)	Pawel Kuterba v Sirtex Medical Limited (ACN 78 166 122) (File number: VID1375/2017) filed in the Victorian Registry of the Federal Court of Australia on 15 December 2017,
and any other proceedings in any way related to those proceedings or their subject matter.
Competing Proposal means any proposal or transaction (including by way of takeover bid, scheme of arrangement, capital reduction, sale of assets, sale or issue of securities or joint venture) which, if completed, would mean a Third Party, whether alone or together with any associate, would:
(a)    (other than as custodian, nominee or bare trustee) acquire an interest in, or a relevant interest in, 20% or more of the Sirtex Shares or the shares of any material subsidiary of Sirtex other than pursuant to the exception in item 9 of section 611 of the Corporations Act;
(b)    acquire (whether directly or indirectly) or become the holder of, or otherwise acquire, have a right to acquire or have an economic interest in assets of the Sirtex Group with an aggregate book value representing 20% or more of the total assets of the Sirtex Group as set out in Sirtex’s consolidated balance sheet as at 30 June 2017;
(c)    acquire control of Sirtex or any material subsidiary of Sirtex; or
(d)    otherwise acquire or merge or amalgamate with Sirtex or any material subsidiary of Sirtex, whether by way of takeover bid, scheme of arrangement, shareholder approved acquisition, capital reduction or share buy-back, sale or purchase of shares, securities or assets, global assignment of assets and liabilities, incorporated or unincorporated joint venture, dual-listed company (or other synthetic merger), or other transaction or arrangement. For the purposes of paragraphs (a) and (c) above, a subsidiary of Sirtex will be a material subsidiary if:

(1)	the business or property of the subsidiary contributes more than 20% of the consolidated net profit after tax of Sirtex; or

(2)	the business or property of the subsidiary represents more than 20% of the total consolidated assets of the Sirtex.
Conditions Precedent means the conditions precedent set out in clause 3.1.
Confidentiality Deed means the confidentiality deed between Sirtex and the Bidder dated on or about 30 November 2017.
Corporations Act means the Corporations Act 2001 (Cth).
Corporations Regulations means the Corporations Regulations 2001 (Cth).
Court means the Federal Court of Australia (NSW registry) or such other court of competent jurisdiction under the Corporations Act agreed to in writing between the parties.
Deed Poll means a deed poll in favour of all Scheme Shareholders in the form of Annexure C (or such other form agreed to in writing between the parties).
Disclosed means fairly disclosed:
(a)    in the Disclosure Materials; or

(b)    in any announcement made by Sirtex on ASX in the 2 years before entry into this deed.
Disclosure Materials means:
(a)    the documents and information contained in the Ansarada online data room to which the Bidder and its Representatives were given access before entry into this deed; and
(b)    any written answers to requests for further information made by Bidder and its Representatives as contained in that online data room before entry into this deed.
Effective means the coming into effect under section 411(10) of the Corporations Act of the order of the Court made under section 411(4)(b) in relation to the Scheme.
Effective Date means the date on which the Scheme becomes Effective.
End Date means 31 July 2018 or such other date as is agreed in writing between the parties.
Exclusivity Period means the period from and including the date of this deed to the earlier of:
(a)    the termination of this deed; and
(b)    the End Date.
FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth).
First Court Date means the first day on which an application made to the Court for orders under section 411(1) of the Corporations Act that the Scheme Meeting be convened is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard.
Government Agency means any government or any governmental, semi-governmental, statutory or judicial entity, agency or authority, whether in Australia, the United States of America or elsewhere, including any self-regulatory organisation established under statute or otherwise discharging substantially public or regulatory functions, and the ASX or any other stock exchange.
Implementation Date means the fifth Business Day after the Record Date or such other date as agreed in writing between the parties.
Incoming Directors means the persons nominated in writing to Sirtex by the Bidder no later than 5 Business Days before the Implementation Date.
Independent Expert means the independent expert in respect of the Scheme appointed by Sirtex.
Independent Expert’s Report means the report (including any updates to such report) of the Independent Expert stating whether or not in its opinion the Scheme is in the best interests of Sirtex Shareholders.
Insolvency Event means, in the case of any entity:

(a)	it ceases, suspends, or threatens to cease or suspend the conduct of all or a substantial part of its business or disposes of or threatens to dispose of all or a substantial part of its assets;

(b)	it stops or suspends or threatens to stop or suspend payment of all or a class of its debts;

(c)	it is, or under legislation is presumed or taken to be, insolvent (other than as the result of a failure to pay a debt or claim the subject of a good faith dispute);

(d)	it has an administrator, controller or similar officer appointed, or any step preliminary to the appointment of such an officer is taken;

(e)	an application or an order is made, proceedings are commenced, a resolution is passed or proposed in a notice of meeting, an application to a court or other steps are taken for:

(i)	its winding up, dissolution or administration; or

(ii)	it entering into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them,
(other than frivolous or vexatious applications, orders, proceedings, notices or steps);

(f)	any of:

(i)	a receiver, receiver and manager, administrative receiver or similar officer is appointed to;

(ii)	a security interest becomes enforceable or is enforced over; or

(iii)	a distress, attachment or other execution is levied or enforced or applied for over, all or a substantial part of its assets; or

(g)	anything analogous to anything referred to in the above paragraphs, or which has substantially similar effect, occurs with respect to it, including under any foreign law.
Material Adverse Change means any event, occurrence or matter that occurs after the date of this deed that individually or when aggregated with all such events, occurrences or matters has, has had or would be reasonably likely to have the effect of:

(a)
a diminution in the consolidated net assets of the Sirtex Group (calculated on the basis of AIFRS as at the date of this deed) of at least $25 million compared to the consolidated net assets of the Sirtex Group as at 31 December 2017; or

(b)
a permanent and recurring diminution in the annual consolidated earnings before interest expense, tax, depreciation and amortisation and significant and non-recurring items of the Sirtex Group of at least $10 million, other than events, occurrences or matters:

(c)	required or permitted by this deed or the Scheme (including those comprising, or undertaken pursuant to, the settlement of any Class Action in compliance with clause 5.3(a)(x));

(d)	which do not relate specifically to the Sirtex Group and which are beyond the control of the Sirtex Group, including those that arise from:

(i)	changes in exchange rates or interest rates;

(ii)	general economic, political, regulatory or business conditions in Australia or elsewhere; or

(iii)	changes to accounting standards or laws in Australia or elsewhere, but excluding any such event, change, circumstance, occurrence, matter or thing which has a materially disproportionate effect on the Sirtex Group, taken as a whole, as compared to the equivalent operations of other participants in the industry or industries in which the Sirtex Group operates;

(e)	to the extent Disclosed (including the Class Actions and potential damages payable under them and the costs to be incurred by Sirtex in relation to the Transaction); or

(f)	to the extent any losses or liabilities arising from such event, occurrence or matter are covered by insurance which Sirtex’s insurers have agreed to pay.
Outgoing Directors means the directors of Sirtex advised in writing to Sirtex by the Bidder no later than 5 Business Days before the Implementation Date.
Prescribed Occurrence means any of the occurrences set out in Schedule 3.

Record Date means 7pm on the fifth Business Day following the Effective Date or such other date as Sirtex and the Bidder agree.
Regulator’s Draft means the draft of the Scheme Booklet in a form acceptable to Sirtex and the Bidder which is provided to ASIC for its review pursuant to section 411(2) of the Corporations Act.
Regulatory Approvals means:

(a)
any approval, consent, authorisation, registration, filing, lodgement, permit, franchise, agreement, notarisation, certificate, permission, licence, direction, declaration, authority or exemption from, by or with a Government Agency; or

(b)
in relation to anything that would be fully or partly prohibited or restricted by law if a Government Agency intervened or acted in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without notification.

Regulatory Review Period means the period from the date on which the Regulator’s Draft is submitted to ASIC to the date on which ASIC confirms that it does not intend to make any submissions at the Court hearing on the First Court Date or otherwise object to the Scheme.
Reimbursement Fee means the amount equal to 1% of the total Scheme Consideration payable for all the Scheme Shares under the Scheme.
Representative means, in relation to the Bidder or Sirtex:
(a)    each other member of the Bidder Group or the Sirtex Group (as applicable);
(b)    an officer of a member of the Bidder Group or the Sirtex Group (as applicable); or
(c)    an Adviser to a member of the Bidder Group or the Sirtex Group (as applicable).
RG 60 means Regulatory Guide 60 issued by ASIC.
Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act between Sirtex and the Scheme Shareholders in the form attached as Annexure B (or such other form agreed to in writing by the parties).
Scheme Booklet means the information described in clause 5.1(a) to be approved by the Court and despatched to the Sirtex Shareholders and which must include the Scheme, an explanatory statement (complying with the requirements of the Corporations Act, the Corporations Regulations, RG 60 and the ASX Listing Rules), the Independent Expert’s Report, the notice of Scheme Meeting and a proxy form for the Scheme Meeting.
Scheme Consideration means the consideration per Scheme Share to be provided by the Bidder (or the Bidder Nominee) in consideration for the transfer of the Scheme Share to the Bidder (or the Bidder Nominee), being the cash amount of $28.00 per Scheme Share.
Scheme Meeting means the meeting of Sirtex Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act.
Scheme Share means a Sirtex Share held by a Scheme Shareholder.
Scheme Shareholders means Sirtex Shareholders as at the Record Date.
Second Court Date means the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard.
Share Register means the register of members of Sirtex maintained in accordance with the Corporations Act.
Sirtex Group means Sirtex and each of its subsidiaries and a reference to a Sirtex Group Member or a member of the Sirtex Group is to Sirtex or any of its subsidiaries.

Sirtex Parties means members of the Sirtex Group and their respective officers, employees and Advisers.
Sirtex Right means a performance right or a contractual right to be granted a performance right, which performance right confers the right to acquire one unissued Sirtex Share pursuant to the Sirtex Rights Plan.
Sirtex Rights Plan means the Sirtex Executive Rights Plan approved by Sirtex Shareholders at the 2015 annual general meeting held on 27 October 2015 (as amended).
Sirtex Registry means Link Market Services Limited (ABN 54 083 214 537).
Sirtex Representations and Warranties means the representations and warranties of Sirtex set out in Schedule 2.
Sirtex Share means a fully paid ordinary share in the capital of Sirtex.
Sirtex Shareholder means each person who is registered in the Share Register as the holder of Sirtex Shares.
Superior Proposal means a bona fide Competing Proposal received after the date of this deed that the Board determines, acting in good faith and in order to satisfy what the Board considers to be its fiduciary or statutory duties (having taken advice from its external financial and legal advisers):
(a)    is reasonably capable of being valued and implemented, taking into account all aspects of the Competing Proposal; and
(b)    would, if completed substantially in accordance with its terms, be more favourable to Sirtex Shareholders (as a whole) than the Scheme, taking into account all terms and conditions of the Competing Proposal.
Third Party means a person other than the Bidder Parties and their associates.
Timetable means the indicative timetable for the implementation of the Transaction set out in Annexure A.
Transaction means the acquisition of Sirtex by the Bidder (or, if applicable, the Bidder Nominee) through implementation of the Scheme in accordance with the terms of this deed.
1.2.    Interpretation
In this deed, headings are for convenience only and do not affect interpretation and, unless the context requires otherwise:
(a)    words importing the singular include the plural and vice versa;
(b)    words importing a gender include any gender;
(c)    other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;
(d)    a reference to a person includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture, a partnership, a trust and any Government Agency;
(e)    a reference to a clause, party, attachment, exhibit or schedule is a reference to a clause of, and a party, attachment, exhibit and schedule to this deed, and a reference to this deed includes any attachment, exhibit and schedule;
(f)    a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(g)    a reference to any document (including this deed) is to that document as varied, novated, ratified or replaced from time to time;
(h)    the word “includes” in any form is not a word of limitation;
(i)    a reference to “$”, “A$” or “dollar” is to Australian currency;
(j)    a reference to any time is, unless otherwise indicated, a reference to the time in Sydney, New South Wales, Australia;
(k)    a period of time dating from a given day or the day of an act or event, is to be calculated exclusive of that day;
(l)    a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;
(m)    a reference to “associate”, “control” (by an entity of another entity), “officer”, “related body corporate”, “subsidiary”, “relevant interest” or “voting power” is to that term as defined in the Corporations Act;
(n)    a reference to the ASX Listing Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.
1.3.    Business Day
Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.
1.4.    Listing requirements included as law
A listing rule or business rule of a securities exchange will be regarded as a ”law”, and a reference to such a rule is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.
1.5.    Statements on the basis of knowledge
Any statement made by Sirtex on the basis of its knowledge is made on the basis that its knowledge is limited to the knowledge which any of Andrew McLean, Darren Smith and any member of the Board has or would have if they had made all reasonable enquiries of the officers and employees of any member of the Sirtex Group with responsibility for the matters to which the statement relates.
2.    Agreement to Proceed with the Transaction
2.1.    Sirtex to propose Scheme
Sirtex agrees to propose the Scheme on and subject to the terms of this deed.
2.2.    Nomination of acquirer subsidiary
At any time prior to the Business Day before the First Court Date, the Bidder may nominate any wholly-owned subsidiary of the Bidder to acquire Scheme Shares under the Scheme by providing a written notice which sets out the details of Bidder Nominee to Sirtex. If the Bidder decides to nominate a Bidder Nominee to acquire Scheme Shares:
(a)    the parties must procure that the Scheme Shares transferred under the Scheme are transferred to the Bidder Nominee rather than the Bidder;
(b)    the Bidder must procure that the Bidder Nominee complies with all of the relevant obligations of the Bidder under this deed and the Deed Poll; and

(c)    any such nomination will not relieve the Bidder of its obligations under this deed, including the obligation to pay (or procure the payment by the Bidder Nominee of) the Scheme Consideration in accordance with the terms of the Scheme.
2.3.    Agreement to implement the Scheme
The parties agree to implement the Scheme on and subject to the terms of this deed.
3.    Conditions Precedent and Pre-implementation Steps
3.1.    Conditions Precedent
Subject to this clause 3, the Scheme will not become Effective, and the obligations of the Bidder under clause 4.3 will not become binding, unless each of the following Conditions Precedent is satisfied or waived in accordance with clauses 3.2 and 3.5:
Conditions Precedent for benefit of all parties
(a)    Shareholder approval: Sirtex Shareholders approve the Scheme by the requisite majorities under section 411(4)(a)(ii) of the Corporations Act at the Scheme Meeting;
(b)    FIRB approval: before 8am on the Second Court Date, the Treasurer of the Commonwealth of Australia (or his delegate) either:

(i)
gives the Bidder written advice, which is unconditional or subject only to conditions that are acceptable to the Bidder acting reasonably, that the Commonwealth Government does not object under FATA or its foreign investment policy to the Transaction; or

(ii)	is or, by passage of time, becomes precluded from making an order under FATA in respect of the Transaction, and remains so precluded until that time;
(c)    other Regulatory Approvals:

(i)	all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expire or are otherwise terminated;

(ii)
the German Federal Cartel Office confirms that does not object to, or does not propose to intervene in, the Transaction pursuant to the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen);

(d)    ASIC or ASX consents: before 8am on the Second Court Date, ASIC and ASX issue or provide such consents or approvals or have done such other acts which Sirtex and the Bidder agree are reasonably necessary or desirable to implement the transaction contemplated by clause 4;
(e)    restraints: no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction in, or Government Agency of, Australia, the United States of America, Germany, Italy, Belgium, the United Kingdom or Ireland preventing or imposing any legal restraint on the Transaction (excluding any such order or injunction that is issued in relation to, or is otherwise connected with or related to, any of the Regulatory Approvals or Government Agencies referred to in clauses 3.1(b) and 3.1(c) or any other Government Agencies responsible for such Regulatory Approvals) is in effect in each case as at 8am on the Second Court Date;
(f)    Court approval: the Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act;
Conditions Precedent for benefit of the Bidder only
(g)    no Material Adverse Change: no Material Adverse Change occurs or is discovered, announced, disclosed or otherwise becomes known to the Bidder between the date of this deed and 8am on the Second Court Date;

(h)    no Prescribed Occurrence: no Prescribed Occurrence occurs between the date of this deed and 8am on the Second Court Date;
Conditions Precedent for benefit of Sirtex only
(i)    Independent Expert: the Independent Expert issues a report which concludes that the Scheme is in the best interests of Sirtex Shareholders before the time when the Scheme Booklet is registered with ASIC and the Independent Expert has not publicly withdrawn or qualified this conclusion before 8am on the Second Court Date; and
(j)    Bidder Insolvency Event: the Bidder does not suffer an Insolvency Event between the date of this deed and 8am on the Second Court Date.
3.2.    Reasonable endeavours
(a)    The Bidder and Sirtex must:

(i)	use reasonable endeavours to procure that the Conditions Precedent in clauses 3.1(a), 3.1(d), 3.1(e) and 3.1(f) are satisfied; and

(ii)
provide reasonable assistance in satisfying the other Conditions Precedent and ensure that there is no occurrence within the control of a member of the Bidder Group or the Sirtex Group (as the context requires) that would prevent any Condition Precedent being satisfied.

(b)    The Bidder must use reasonable endeavours to procure that the Conditions Precedent in clauses 3.1(b), 3.1(c) and 3.1(j) are satisfied.
(c)    Sirtex must use reasonable endeavours to procure that the Conditions Precedent in clauses 3.1(g), 3.1(h) and 3.1(i) are satisfied.
(d)    The Bidder and Sirtex must:

(i)
consult and co-operate fully with the other party in relation to the satisfaction of the Conditions Precedent, including in relation to all material communications with Government Agencies in relation to Regulatory Approvals;

(ii)	promptly provide to the other party all material communications with Government Agencies in relation to Regulatory Approvals;

(iii)	promptly notify the other if it becomes aware that any Condition Precedent has been satisfied; and

(iv)
promptly notify the other of any failure to satisfy a Condition Precedent or of any fact or circumstance that will result in a Condition Precedent becoming incapable of being satisfied or that may result in a Condition Precedent not being satisfied in accordance with its terms (having regard to the obligations of the parties under this clause).

(e)    Without limiting this clause:

(i)	Sirtex must provide the Bidder with all information reasonably requested in connection with the Bidder's applications for each Regulatory Approval referred to in clauses 3.1(b) and 3.1(c); and

(ii)
the Bidder must consult with Sirtex, and Sirtex must consult with the Bidder, as applicable, in relation to the submission of and progress of obtaining each Regulatory Approval referred to in clauses 3.1(b) and 3.1(c).

(f)    The Bidder and Sirtex must:

(i)
give the Court on the Second Court Date a certificate confirming (in respect of matters within its knowledge) whether or not the Conditions Precedent (other than the Condition Precedent in clause 3.1(f)) have been satisfied or waived; and

(ii)	give the other a draft of its certificate by 5pm on the Business Day before the Second Court Date.
3.3.    Regulatory matters
(a)    Without limiting clause 3.2:

(i)
the Bidder must promptly apply for all relevant Regulatory Approvals contemplated by the Conditions Precedent in clauses 3.1(b) and 3.1(c) and promptly provide a copy of all such applications and associated correspondence to Sirtex (provided that any commercially sensitive information may be redacted from the copies provided);

(ii)
each party must take all steps it is responsible for as part of the applicable approval or consent process in respect of the relevant Regulatory Approvals, including responding to requests for information at the earliest practicable time;

(iii)	each party acknowledges and agrees that the other party has the right to be represented and make submissions at any meeting with any Regulatory Authority relating to a Regulatory Approval;

(iv)
each party must consult with the other party in advance in relation to all material communications (whether written or oral, and whether direct or via a Representative) with any Government Agency relating to any Regulatory Approval and, without limitation:

(A)
provide the other party with drafts of any material written communications to be sent to a Government Agency and take any reasonable comments made by the other party into account in good faith when making any amendments; and

(B)
provide copies of any material written communications sent to or received from a Government Agency to the other party promptly upon despatch or receipt (as the case may be), in each case to the extent it is reasonable, and not in breach of any law or requirement of the relevant Government Agency, to do so; and

(v)
subject to the terms of the applicable Condition Precedent, each party must promptly offer to the relevant Government Agency, and agree or accept, all undertakings, commitments and conditions reasonably necessary or appropriate in order to obtain the approval, confirmation or consent (as the case may be) as soon as possible, unless it would be unreasonable to do so and, without limiting this clause 3.3(a)(v), in relation to the confirmation referred to in clause 3.1(c)(ii), the Bidder must offer to the relevant Government Agency, and agree to accept, all undertakings, commitments and conditions reasonably necessary or appropriate in order to obtain the confirmation at phase 1 (or equivalent).

(b)    The Bidder indemnifies Sirtex against, and must pay to Sirtex on demand the amount of, any reasonable third party cost or expense incurred by Sirtex arising out of or in connection with any action taken by Sirtex under:

(i)	clause 3.3(a)(ii); and

(ii)	clause 3.2(a),
in so far as it relates to the Conditions Precedent in clauses 3.1(b), 3.1(c) and 3.1(e).
3.4.    FIRB conditions
The parties acknowledge that the standard tax conditions issued by the Foreign Investment Review Board from time to time are acceptable if included in the “no objections” notifications.
3.5.    Waiver of Conditions Precedent

(a)    The Conditions Precedent in clauses 3.1(a), 3.1(b) and 3.1(f) cannot be waived.
(b)    The Conditions Precedent in clauses 3.1(c), 3.1(d) and 3.1(e) are for the benefit of the Bidder and Sirtex and may only be waived by both of them in writing.
(c)    The Conditions Precedent in clauses 3.1(g) and 3.1(h) are for the benefit of the Bidder and may only be waived by the Bidder in writing.
(d)    The Conditions Precedent in clauses 3.1(i) and 3.1(j) are for the benefit of Sirtex and may only be waived by Sirtex in writing.
(e)    A party entitled to waive a Condition Precedent may do so conditionally or unconditionally in its absolute discretion.
(f)    If a party waives the breach or non-fulfilment of any of the Conditions Precedent that waiver precludes that party from suing the other party for any breach of this deed arising as a result of the non-fulfilment of the Condition Precedent that was waived or arising from the same event which gave rise to the non-fulfilment of the Condition Precedent.
3.6.    If a Condition Precedent is not fulfilled or waived
If a Condition Precedent cannot be fulfilled (or has not been fulfilled or waived) by the time or date specified in this deed for satisfaction of the Condition Precedent, or the Scheme has not become Effective by the End Date, Sirtex and the Bidder must consult in good faith to determine whether:
(a)    the Scheme may proceed by way of alternative means or methods and, if so, agree on the terms of such alternative means or methods;
(b)    to extend the relevant time for satisfaction of the Condition Precedent;
(c)    to adjourn or change the date of the Scheme Meeting; or
(d)    to extend the End Date.
Without limiting the foregoing, if a Condition Precedent is not satisfied by the date contemplated in the Timetable as the Second Court Date, Sirtex and the Bidder agree (unless there is no reasonable prospect that the Condition Precedent will be satisfied) that the Second Court Date be deferred until such date (not later than the Business Day before the End Date) as reasonably required to enable more time to satisfy the Condition Precedent.
3.7.    Termination on failure of Condition Precedent
(a)    If:

(i)	the Scheme has not become Effective by the End Date; or
(ii)    any event occurs which would, or in fact does, prevent a Condition Precedent being satisfied and that Condition Precedent is not waived by Sirtex or the Bidder or both (as applicable) in accordance with clause 3.5, then, subject to clause 3.7(b), the Bidder or Sirtex may terminate this deed without any liability to the other party because of that termination (except for any obligation of a party to pay a Reimbursement Fee in accordance with clause 10).
(b)    A party will not be entitled to terminate this deed pursuant to clause 3.7(a) if the relevant occurrence, or the failure of the satisfaction of a Condition Precedent, or of the Scheme becoming Effective, arises out of, or is caused by:

(i)	a breach of this deed (including clause 3.2) by that party; or

(ii)	a deliberate act or omission of that party.

(c)    Subject to any rights or obligations arising under or pursuant to clauses that are expressed to survive termination of this deed, on termination of this deed no party will have any rights against or obligations to any other party under this deed except for those rights and obligations which accrued before termination.
4.    Transaction Steps
4.1.    Scheme
Sirtex must propose a scheme of arrangement under which:
(a)    all of the Scheme Shares will be transferred to the Bidder (or, if applicable, the Bidder Nominee); and
(b)    the Scheme Shareholders will be entitled to receive the Scheme Consideration.
4.2.    Scheme Consideration
Subject to and in accordance with this deed and the Scheme, each Scheme Shareholder is entitled to receive the Scheme Consideration in respect of each Scheme Share held by that Scheme Shareholder.
4.3.    Payment of Scheme Consideration
The Bidder undertakes to Sirtex (in its own right and as trustee on behalf of the Scheme Shareholders) that, in consideration for the transfer to the Bidder (or, if applicable, the Bidder Nominee) of each Scheme Share, on the Implementation Date it will:
(a)    accept (or, if applicable, procure the Bidder Nominee to accept) that transfer; and
(b)    before 12 noon, pay or procure the payment of the Scheme Consideration for each Scheme Share to or at the direction of Sirtex as trustee for the Scheme Shareholders for payment to Scheme Shareholders in accordance with the Scheme and the Deed Poll.
4.4.    No amendment to the Scheme without consent
Sirtex must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of Bidder (not to be unreasonably withheld or delayed in relation to procedural or administrative matters that do not relate to the value of the Scheme Consideration or the Scheme Shares).
5.    Implementation
5.1.    Sirtex’s obligations
Sirtex must take all necessary steps to propose and implement the Scheme as soon as is reasonably practicable and, without limiting the foregoing, must use reasonable endeavours to ensure that each step in the Timetable is met by the date set out beside that step (and must consult with the Bidder on a regular basis about its progress in that regard), including by doing any acts it is authorised and able to do on behalf of Sirtex Shareholders and each of the following:
(a)    preparation of Scheme Booklet: subject to clause 5.1(b), prepare the Scheme Booklet in accordance with all applicable laws and in particular with the Corporations Act, the Corporations Regulations, RG 60 and the ASX Listing Rules. The Scheme Booklet must include a statement that:

(i)
other than the Bidder Information and the Independent Expert’s Report, the Scheme Booklet has been prepared by Sirtex and is the responsibility of Sirtex, and that no Bidder Party assumes any responsibility for the accuracy or completeness of the Scheme Booklet (other than the Bidder Information); and

(ii)	the Bidder Information has been provided by Bidder and is the responsibility of Bidder, and that no Sirtex Party assumes any responsibility for the accuracy or completeness of the Bidder Information.
The Scheme Booklet must also include the recommendation and statement required under clause 5.5;
(b)    consultation with Bidder: consult with the Bidder as to the content and presentation of the Scheme Booklet including:

(i)
providing to the Bidder successive drafts of the Scheme Booklet and allowing the Bidder a reasonable opportunity to review and comment on those draft documents before lodgement of the Scheme Booklet with ASIC;

(ii)	considering in good faith all comments made by the Bidder and its Representatives for the purpose of amending the Scheme Booklet; and

(iii)	obtaining the Bidder’s consent to the inclusion of the Bidder Information (including in respect of the form and context in which the Bidder Information appears in the Scheme Booklet);

(c)
information: prepare and promptly provide to the Bidder any information regarding the Sirtex Group that the Bidder reasonably requires to prepare the Bidder Information for inclusion in the Scheme Booklet;

(d)    Independent Expert: promptly appoint the Independent Expert and provide all assistance and information reasonably requested by the Independent Expert to enable the Independent Expert to prepare the Independent Expert’s Report as soon as practicable;
(e)    ASIC and ASX review: during the Regulatory Review Period, promptly provide to the Bidder, and include in the Scheme Booklet, any new information not included in the Regulator’s Draft which is required by the Corporations Act, Corporations Regulations, RG 60 or the ASX Listing Rules to be included and keep the Bidder informed of any material matters raised by ASIC or ASX in relation to the Scheme Booklet or the Transaction, and use reasonable endeavours to take into consideration in resolving such matters any issues raised by the Bidder;
(f)    application for no appearance letter and section 411(17)(b) statement: apply to ASIC for the production of:

(i)	an indication of intent letter stating that it does not intend to make any submissions at the Court hearing on the First Court Date or otherwise object to the Scheme; and

(ii)	a statement under section 411(17)(b) of the Corporations Act that ASIC has no objection to the Scheme;
(g)    Court direction: apply to the Court for orders pursuant to section 411(1) of the Corporations Act directing Sirtex to convene the Scheme Meeting and consult with the Bidder as to the content of all relevant originating process, affidavits, submissions and draft minutes of Court orders;
(h)    ASIC registration: request ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act;
(i)    despatch Scheme Booklet: send the Scheme Booklet to Sirtex Shareholders as soon as practicable after the Court orders Sirtex to convene the Scheme Meeting;
(j)    Sirtex Rights: procure that all outstanding Sirtex Rights are vested or lapsed and the relevant resultant Sirtex Shares are issued or agreed to be issued before the Record Date;
(k)    update Scheme Booklet: if it becomes aware of information after the Scheme Booklet has been sent to Sirtex Shareholders that is material for disclosure to Sirtex Shareholders in deciding whether to approve the Scheme or that is required to be disclosed to Sirtex Shareholders under any applicable law, inform Sirtex Shareholders of the information in an appropriate and timely manner, in accordance with applicable law, after consulting with the Bidder as to the content and presentation of that information;
(l)    Share Registry information: provide all information, or procure that the Sirtex Registry provides all information, in each case in a form reasonably requested by the Bidder, about the Scheme, the Scheme Shareholders, the Sirtex Shareholders and the Share Register (including any sub register) to the Bidder and its Representatives which the Bidder reasonably requests in order to solicit votes at the Scheme Meeting and facilitate the provision by, or on behalf of, the Bidder (or, if applicable, the Bidder Nominee) of the Scheme Consideration;
(m)    Scheme Meeting: convene the Scheme Meeting to agree to the Scheme in accordance with the orders made by the Court pursuant to section 411(1) of the Corporations Act;
(n)    Court approval: (subject to all Conditions Precedent in clause 3.1, other than the condition in clause 3.1(f) being satisfied or waived in accordance with this deed) apply to the Court for orders approving the Scheme and consult with the Bidder as to the content of all relevant affidavits, submissions and draft minutes of Court orders;
(o)    lodge copy of Court order: lodge with ASIC an office copy of the Court order in accordance with section 411(10) of the Corporations Act approving the Scheme as soon as possible after the Court approves the Scheme, and in any event by 5.00pm on the first Business Day after the day on which the Court approves the Scheme;
(p)    Scheme Consideration: close the Share Register as at the Record Date and determine entitlements to the Scheme Consideration in accordance with the Scheme and the Deed Poll;
(q)    registration: subject to the Bidder satisfying its obligations under clause 4.3, register all transfers of Sirtex Shares held by Scheme Shareholders to the Bidder (or, if applicable, the Bidder Nominee) on the Implementation Date; and
(r)    ASX listing: take all reasonable steps to maintain Sirtex’s listing on the ASX notwithstanding any suspension of the quotation of Sirtex Shares up to and including the Implementation Date, including making appropriate applications to ASX.
5.2.    Bidder’s obligations
The Bidder must take (or, if applicable, cause the Bidder Nominee to take) all necessary steps to implement the Scheme as soon as is reasonably practicable and, without limiting the foregoing, must use reasonable endeavours to ensure that each step in the Timetable is met by the date set out beside that step (and consult with Sirtex on a regular basis about its progress in that regard), including by doing each of the following:
(a)    Bidder Information: prepare and promptly provide to Sirtex the Bidder Information for inclusion in the Scheme Booklet to comply with all applicable laws, including the Corporations Act, the Corporations Regulations, RG 60 and the ASX Listing Rules and consult with Sirtex as to the content and presentation of the Bidder Information in the Scheme Booklet, such consultation to include allowing Sirtex a reasonable opportunity to review and make comments on successive drafts of the Bidder Information before lodgement of the Scheme Booklet with ASIC;
(b)    review of Scheme Booklet: review the drafts of the Scheme Booklet prepared by Sirtex and provide comments, if any, as soon as practicable;
(c)    confirmation of Bidder Information: before the Scheme Booklet is provided to ASIC pursuant to section 411(2) of the Corporations Act, either:

(i)
confirm in writing to Sirtex that the Bidder Information in the form and context in which it appears in the Scheme Booklet is not misleading or deceptive in any material respect and does not contain any material omission; or

(ii)
provide to Sirtex the changes required to ensure that the Bidder Information in the form and context in which it appears in the Scheme Booklet is not misleading or deceptive in any material respect and does not contain any material omission;

(d)    assist Independent Expert: provide all assistance and information reasonably requested by the Independent Expert to enable the Independent Expert to prepare the Independent Expert’s Report as soon as practicable;
(e)    update Bidder Information: if at anytime after the despatch of the Scheme Booklet, the Bidder becomes aware:

(i)	of new information which, were it known at the time of despatch, should have been included in any Bidder Information provided previously to Sirtex; or

(ii)	that any part of the Bidder Information provided previously to Sirtex is misleading or deceptive in any material respect (whether by omission or otherwise), it must advise Sirtex so that Sirtex can determine whether supplementary disclosure to Sirtex Shareholders is required;
(f)    Deed Poll: by not later than the Business Day prior to the First Court Date, enter into the Deed Poll in favour of the Scheme Shareholders to perform their obligations under the Scheme and deliver it to Sirtex;
(g)    Court representation: procure that it is represented by counsel at the Court hearings referred to in clauses 5.1(g) and 5.1(n), at which, through its counsel, the Bidder will undertake (if requested by the Court) to do all such things and take all such steps within its power as are necessary in order to ensure the fulfilment of its obligations under this deed and the Scheme;
(h)    Share transfer: if the Scheme becomes Effective, accept (or, if applicable, procure the Bidder Nominee to accept) a transfer of the Sirtex Shares as contemplated by clause 4.3(a); and
(i)    Scheme Consideration: if the Scheme becomes Effective, pay or procure the payment of the Scheme Consideration in the manner and amount contemplated by clause 4.3(b) and the terms of the Scheme.
5.3.    Conduct of business pre-implementation
(a)    From the date of this deed up until and including the Implementation Date, Sirtex must ensure that, except for any action which:

(i)	is required or permitted by this deed or the Scheme;

(ii)	has been Disclosed;

(iii)	is required by law or a Government Agency;

(iv)
has been consented to in writing by the Bidder (and the Bidder will consider in good faith, acting reasonably, any request for consent from Sirtex where Sirtex has provided reasonable details of the matter (including any material terms) in writing to the Bidder and must not unreasonably withhold or delay its consent to any such request); or

Sirtex and the other members of the Sirtex Group:

(v)
conduct their businesses in the ordinary course consistent with business plans and budgets Disclosed and otherwise in a manner generally consistent with the manner in which such businesses have been conducted in the 12 months prior to the date of this deed;

(vi)
use all reasonable endeavours to maintain and preserve their relationships with customers, suppliers, Government Agencies, landlords, licensors, licensees and others having business dealings with them, including by using reasonable endeavours to obtain their consent to the Transaction to the extent required under any material agreement with such third parties; and

(vii)	do not enter any lines of business or other activities in which members of the Sirtex Group are not engaged at the date of this deed;

(viii)	conduct their businesses and operations substantially in accordance with all applicable laws and regulations;

(ix)	where reasonably requested, consult with the Bidder and provide updates as to the progress of their business and operations;

(x)	do not settle the Class Actions, or any part of them, or take any other step that compromises the members of the Sirtex Group’s rights in respect of the Class Actions;

(xi)
do not incur any additional financial indebtedness by way of borrowings and other financial facilities including operating and finance leases (except for draw-downs on existing banking facilities or utilisation of existing securitisation programs) or guarantee or indemnify the obligations of any person other than a member of the Sirtex Group, other than in the usual and ordinary course of business and consistent with past practice; and

(xii)
do not make any material change to the terms of employment of any director, executive or senior manager (except as required by law, publicly disclosed prior to the date of this deed or as provided in an existing contract in place as at the date of this deed).

(b)    From the date of this deed up until and including the Implementation Date, Sirtex must not declare or pay a dividend.
(c)    For the avoidance of doubt, nothing in this clause 5.3 restricts the ability of Sirtex to respond to a Competing Proposal in accordance with clause 9.
5.4.    Appointment and resignation of directors
On the Implementation Date, but subject to the Bidder having paid the Scheme Consideration in accordance with clause 4.3(b) and receipt by Sirtex of signed consents to act, Sirtex must use its reasonable endeavours to:
(a)    cause the appointment of each Incoming Director to the Board; and
(b)    procure that each of the Outgoing Directors retires from the Board and provides written notice to the effect that they have no claim outstanding for loss of office, remuneration or otherwise against Sirtex (provided that nothing in this clause 5.4 requires any Outgoing Director to forego any rights they may have under any deed of access and indemnity or policy of insurance), in each case, in accordance with Sirtex’s constitution, the Corporations Act and the ASX Listing Rules.
5.5.    Board recommendation
(a)    Subject to clause 5.5(b), Sirtex must use its reasonable endeavours to procure that:

(i)
the Board unanimously recommends (including in the Scheme Booklet) that, in the absence of a superior proposal and subject to the Independent Expert concluding that the Transaction is in the best interests of Sirtex Shareholders, Sirtex Shareholders vote in favour of the Scheme at the Scheme Meeting; and

(ii)
the Scheme Booklet will include a statement by the Board to that effect and to the effect that each director of Sirtex will, in the absence of a superior proposal and subject to the Independent Expert concluding that the Transaction is in the best interests of Sirtex Shareholders, vote (or procure the voting) of all Sirtex Shares held or controlled by them in favour of the Scheme at the Scheme Meeting.

(b)    Sirtex must use its reasonable endeavours to procure that no director of Sirtex changes, withdraws or modifies their recommendation that Sirtex Shareholders vote in favour of the Scheme at the Scheme Meeting or their statement that they will vote (or procure the voting) of all Sirtex Shares held or controlled by them in favour of the Scheme at the Scheme Meeting or make a recommendation or statement that is inconsistent with such recommendation or statement, unless:

(i)
the Independent Expert concludes in the Independent Expert’s Report (or any update or variation to that report) that the Scheme is not in the best interests of Sirtex Shareholders, or adversely changes its previously given opinion in the Independent Expert’s Report (or any update or variation to that report) that the Scheme is in the best interests of Sirtex Shareholders;

(ii)	Sirtex receives a Competing Proposal and the Board, acting in good faith, determines (after consultation with its financial advisers) that the Competing Proposal constitutes a Superior Proposal; or

(iii)
that director, acting in good faith, determines (after taking written advice from Sirtex’s or their own external financial and legal advisers) that a failure by them or the Board to change, withdraw or modify such recommendation or make a recommendation or statement that is inconsistent with it would be reasonably likely to constitute a breach of their fiduciary or statutory obligations.

5.6.    Promotion of Scheme
During the Exclusivity Period, provided that the Board has not changed its recommendation in accordance with clause 5.5, Sirtex must use reasonable endeavours to procure that the senior executives of the Sirtex Group participate in efforts to promote the merits of the Scheme, including (as determined by Sirtex):
(a)    meeting with key Sirtex Shareholders;
(b)    communicating with Sirtex Group employees, customers, and suppliers; and
(c)    communicating with the public to promote the merits of the Scheme.
5.7.    Conduct of Court proceedings
(a)    Sirtex and the Bidder (or, if applicable, the Bidder Nominee) are entitled to separate representation at all Court proceedings affecting the Transaction.
(b)    This deed does not give:

(i)	Sirtex any right or power to give undertakings to the Court for or on behalf of the Bidder (or, if applicable, the Bidder Nominee); or

(ii)	the Bidder (or, if applicable, the Bidder Nominee) any right or power to give undertakings to the Court for or on behalf of Sirtex, in each case, without the relevant party’s written consent.
6.    Representations and Warranties
6.1.    Bidder representations
The Bidder represents and warrants to Sirtex (in its own right and separately as trustee or nominee for each of the other Sirtex Parties) that each of the Bidder Representations and Warranties is true and correct.
6.2.    Sirtex’s representations
(a)    Subject to clause 6.2(b), Sirtex represents and warrants to the Bidder (in its own right and separately as trustee or nominee for each of the other Bidder Parties) that each of the Sirtex Representations and Warranties is true and correct.
(b)    Each Sirtex Representation and Warranty is subject to matters that:

(i)	are required to be done under this deed or the Scheme;

(ii)	took place with the prior written consent of the Bidder;

(iii)	have been Disclosed; or

(iv)	as at the date of this deed are within the actual knowledge of Bidder or the Bidder’s Representatives.
(c)    The Bidder acknowledges that prior to the execution of this deed it conducted due diligence investigations in relation to the Sirtex Group and that as at the date of this deed it is not aware, as a consequence of having conducted those due diligence investigations, of any information or matter that would give it a right to terminate this deed or would constitute a breach of any Sirtex Representation and Warranty.
6.3.    Timing of representations and warranties
Unless expressed to be given at a particular time (in which case it is given at that time), each Bidder Representation and Warranty and each Sirtex Representation and Warranty is given:
(a)    at the date of this deed; and
(b)    at all times up until 8am on the Second Court Date.
6.4.    Survival of representations and warranties
Each Bidder Representation and Warranty and Sirtex Representation and Warranty:
(a)    is severable; and
(b)    survives the termination of this deed (but does not survive, and will be taken to have no further force or effect following, implementation of the Scheme).
7.    Releases
7.1.    Sirtex Parties
(a)    The Bidder releases, and shall procure that each member of the Bidder Group releases, its rights against, and agrees with Sirtex that it will not make a Claim against, any Sirtex Party (other than Sirtex) in connection with:

(i)	any breach of any representation, covenant or warranty of Sirtex in this deed;

(ii)
any disclosure made by any Sirtex Party that contains any statement which is false or misleading whether in content or by omission, except to the extent that the relevant Sirtex Party has not acted in good faith or has engaged in wilful misconduct.

(b)    Clause 7.1(a) is subject to any Corporations Act restriction and will (if and to the extent required) be read down accordingly.
(c)    Sirtex receives and holds the benefit of this clause 7.1 as agent and trustee on behalf of each other Sirtex Party.
7.2.    Bidder Parties
(a)    Sirtex releases, and shall procure that each member of the Sirtex Group releases, its rights against, and agrees with the Bidder that it will not make a Claim against, any Bidder Party (other than the Bidder and the Bidder Nominee (if any)) in connection with:

(i)	any breach of any representation, covenant or warranty of the Bidder in this deed;

(ii)
any disclosure made by any Bidder Party that contains any statement which is false or misleading whether in content or by omission, except to the extent that the relevant Bidder Party has not acted in good faith or has engaged in wilful misconduct.

(b)    Clause 7.2(a) is subject to any Corporations Act restriction and will (if and to the extent required) be read down accordingly.
(c)    The Bidder receives and holds the benefit of this clause 7.2 as agent and trustee on behalf of each other Bidder Party.
7.3.    Deeds of indemnity and insurance
(a)    Subject to the Scheme becoming Effective, the Bidder undertakes in favour of Sirtex and each other person who is a Sirtex Party that it will:

(i)
for a period of not less than 7 years from the Implementation Date, ensure that the constitutions of Sirtex and each other member of the Sirtex Group continue to contain such rules as are contained in those constitutions at the date of this deed that provide for each company to indemnify each of its current and former directors and officers against any liability incurred by that person in their capacity as a director or officer of the company to any person other than a member of the Sirtex Group; and

(ii)
procure that Sirtex and each other member of the Sirtex Group complies with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time and, without limiting the foregoing, ensure that directors’ and officers’ run-off insurance cover for those directors and officers is maintained (with the same level of cover, and on the same terms, as maintained by the Sirtex Group at the date of this deed or with a higher level of cover or on terms more favourable to those directors and officers) for a period of not less than 7 years from the retirement date of each director and officer.

(b)    The undertakings contained in clause 7.3(a) are subject to any Corporations Act restriction and will (if and to the extent required) be read down accordingly.
(c)    Sirtex receives and holds the benefit of clause 7.3(a) to the extent it relates to each director and officer of a member of the Sirtex Group as agent and trustee on behalf of each of them.
(d)    The Bidder acknowledges that, notwithstanding any other provision of this deed, Sirtex may, prior to the Implementation Date, enter into arrangements to secure directors and officers run-off insurance for up to 7 years after the Implementation Date, and that any actions to facilitate that insurance or in connection therewith will not be a Prescribed Occurrence or breach any provision of this deed.
8.    Public Announcements
8.1.    Announcement of the Transaction
Immediately after the execution of this deed, Sirtex and the Bidder must issue public announcements in a form previously agreed to in writing between them. The Sirtex announcement must include:

(a)	a unanimous recommendation by the directors of Sirtex to Sirtex Shareholders consistent with that set out in clause 5.5(a)(i); and
(b)    a statement consistent with that set out in clause 5.5(a)(ii).
8.2.    Other public announcements
Subject to clause 8.3, any further public announcement or disclosure of or in relation to the Transaction or any other transaction the subject of this deed or the Scheme may only be made with the approval by writing by each party (each party acting reasonably and in good faith) to the timing, form and content of that announcement or disclosure. Subject to any applicable law or rules of a relevant stock exchange, the parties agree to make all public announcements in relation to the Transaction outside the trading hours of ASX.
8.3.    Required disclosure
Where a party is required by applicable law or the ASX Listing Rules to make any announcement or to make any disclosure in connection with the Transaction or any other transaction the subject of this deed or the Scheme, it may do so but must use reasonable endeavours, to the extent practicable and lawful, to consult with the other party to the fullest extent possible before making the relevant disclosure and must give the other party as much notice as reasonably practical.
8.4.    Statements on termination
The parties must act in good faith and use all reasonable endeavours to issue agreed statements in respect of any termination of this deed and, to that end but without limitation, clauses 8.2 and 8.3 apply to any such statements or disclosures.
9.    Exclusivity
9.1.    Termination of existing discussions
(a)    Sirtex warrants that, as at the time of execution of this deed, it is not, and must ensure that none of its Representatives are, in any negotiations or discussions, and that it has, and its Representatives have, ceased any existing negotiations or discussions, in respect of any Competing Proposal (or which may reasonably be expected to lead to a Competing Proposal) with any person.
(b)    Sirtex agrees that if, in the six months before the date of this deed, it has provided any confidential information to a Third Party (or to any current or former adviser to Sirtex or a Third Party, other than Sirtex’s advisers in relation to the Transaction) in relation to a possible Competing Proposal, Sirtex has requested or will promptly request in writing the immediate return or destruction by the Third Party (and any relevant adviser) of such confidential information.
9.2.    No shop restriction
During the Exclusivity Period, except with the prior written consent of the Bidder, Sirtex must ensure that neither it nor any of its Representatives directly or indirectly solicits, invites, encourages or initiates any Competing Proposal or any enquiries, negotiations or discussions with any Third Party in relation to, or that may reasonably be expected to lead to, a Competing Proposal, or communicate any intention to do any of those things.
9.3.    No talk restriction
During the Exclusivity Period, except with the prior written consent of the Bidder, Sirtex must ensure that neither it nor any of its Representatives directly or indirectly enters into, continues or participates in negotiations or discussions with, or enters into any agreement or understanding with, any Third Party in relation to, or that may reasonably be expected to lead to, a Competing Proposal, even if:
(a)    the Competing Proposal was not directly or indirectly solicited, invited, encouraged or initiated by Sirtex; or
(b)    the Competing Proposal has been publicly announced.
9.4.    No due diligence
Without limiting the general nature of clause 9.3, during the Exclusivity Period Sirtex must ensure that neither it nor any of its Representatives make available to any Third Party, or permit any Third Party, to receive any non public information relating to any member of the Sirtex Group in connection with such Third Party formulating, developing or finalising, or assisting in the formulation, development or finalisation of, a Competing Proposal.
9.5.    Exceptions

Clause 9.3 and 9.4 do not apply to the extent that they restrict Sirtex or the Board from taking or refusing to take any action with respect to a genuine Competing Proposal (which was not solicited, invited, encouraged or initiated by Sirtex or its Representatives in contravention of clause 9.2) if the Board, acting in good faith, determines:
(a)    after consultation with its financial advisers, that the Competing Proposal is or may reasonably be expected to lead to a Superior Proposal having regard to the steps which the Board proposes to take; and
(b)    after receiving written advice from its legal advisers, that failing to respond to that Competing Proposal would be reasonably likely to constitute a breach of the Board's fiduciary or statutory obligations.
9.6.    Normal provision of information
Nothing in this deed prevents Sirtex from:
(a)    providing information to its Representatives;
(b)    providing information to any Government Agency;
(c)    providing information to its auditors, customers, financiers, joint venturers and suppliers acting in that capacity in the ordinary course of business;
(d)    providing information required to be provided by law, including to satisfy its obligations of disclosure under the ASX Listing Rules or to any Government Agency; or
(e)    making presentations to, and to responding to enquiries from, brokers, portfolio investors and analysts in the ordinary course in relation to the Scheme or its business generally.
9.7.    Notice of unsolicited approach
During the Exclusivity Period, Sirtex must inform the Bidder if:
(a)    it is approached, directly or indirectly, by any Third Party to take any action of a kind referred to in clauses 9.3 or 9.4, and must disclose to the Bidder:

(i)	the fact that such an approach has been made;

(ii)	the identity of the Third Party who has made the approach, and the identity of the person making or proposing any Competing Proposal; and

(iii)	all material terms of any Competing Proposal (to the extent known by Sirtex), as soon as reasonably practicable, and in any event by no later than 24 hours after such approach was received; or
(b)    it proposes to take any action of a kind referred to in clauses 9.3 or 9.4 (for the avoidance of doubt, such notice being given before the taking of the relevant action).
9.8.    Matching right
Without limiting clauses 9.2 and 9.3, during the Exclusivity Period, Sirtex:
(a)    must not enter into any legally binding agreement, arrangement or understanding pursuant to which a Third Party, Sirtex or both proposes or propose to undertake or give effect to a Competing Proposal; and
(b)    must use its reasonable endeavours to procure that none of its directors changes, withdraws or modifies their recommendation that Sirtex Shareholders vote in favour of the Scheme at the Scheme Meeting or otherwise makes a public statement to endorse or recommend a Competing Proposal, unless:

(c)    the Competing Proposal is a Superior Proposal;
(d)    Sirtex has provided the Bidder with the material terms and conditions of the Competing Proposal;
(e)    Sirtex has given the Bidder at least 5 Business Days after the date of the provision of the information referred to in clause 9.8(d) to provide a matching or superior proposal to the terms of the Competing Proposal; and
(f)    the Bidder has not provided a matching or superior proposal to the terms of the Competing Proposal to the Board by the expiry of the 5 Business Day period referred to in clause 9.8(e).
Sirtex acknowledges and agrees that each successive modification of any Competing Proposal will constitute a new Competing Proposal for the purposes of the requirements under clause 9.8 and accordingly Sirtex must comply with clauses 9.8(a) and 9.8(b) in respect of any new Competing Proposal unless clauses 9.8(c) to 9.8(f) (inclusive) apply.
9.9.    Bidder counterproposal
If the Bidder proposes to Sirtex, or announces amendments to the Scheme or a new proposal that constitute a matching or superior proposal to the terms of the Competing Proposal (Bidder Counterproposal) by the expiry of the 5 Business Day period referred to in clause 9.8(e), Sirtex must procure that the Board considers the Bidder Counterproposal and if the Board, acting in good faith, determines that the Bidder Counterproposal would provide an equivalent or superior outcome for Sirtex Shareholders as a whole compared with the Competing Proposal, taking into account the material terms and conditions of the Bidder Counterproposal, then:
(a)    Sirtex and the Bidder must use their reasonable endeavours to agree the amendments to this deed and, if applicable, the Scheme and Deed Poll that are reasonably necessary to reflect the Bidder Counterproposal and to implement the Bidder Counterproposal, in each case as soon as reasonably practicable; and
(b)    Sirtex must use its reasonable endeavours to procure that each of the directors of Sirtex recommends the Scheme (as modified by the Bidder Counterproposal) to Sirtex Shareholders in the absence of a superior proposal.
9.10.    Legal advice
Sirtex and the Bidder acknowledge that they each have received legal advice on this deed and the operation of this clause 9.
10.    Reimbursement Fees
10.1.    Background
This clause has been agreed in circumstances where:
(a)    the Bidder and Sirtex believe that the Scheme will provide significant benefits to the Bidder, Sirtex and their respective shareholders, and the Bidder and Sirtex acknowledge that, if they enter into this deed and the Scheme is subsequently not implemented, the Bidder will incur significant costs, including those set out in clause 10.6;
(b)    the Bidder and Sirtex have each requested that provision be made for the Reimbursement Fee to be payable to it, without which neither the Bidder nor Sirtex would not have entered into this deed;
(c)    the boards of both parties believe that it is appropriate for both parties to agree to the payments referred to in this clause to secure the other party’s entry into this deed and participation in the Scheme; and
(d)    both parties have received legal advice on this deed and the operation of this clause.

10.2.    Payments by Sirtex to the Bidder
Subject to clauses 10.4, 10.5, 10.7 and 10.8, Sirtex agrees to pay the Reimbursement Fee to the Bidder without withholding or set off if the Scheme does not proceed because:
(a)    Competing Proposal: during the Exclusivity Period a Competing Proposal is announced by a Third Party and, within 12 months of such announcement, the Third Party or an associate of the Third Party:

(i)	completes in all material respects a transaction of the kind referred to in paragraph (b), (c) or (d) of the definition of Competing Proposal; or

(ii)	without limiting clause 10.2(a)(i) above, has a relevant interest in at least 50% of Sirtex Shares, except where the Independent Expert concludes in the Independent Expert’s Report (or any update or variation to that report) that the Scheme is not in the best interests of Sirtex Shareholders, or adversely changes its previously given opinion in the Independent Expert’s Report (or any update or variation to that report) that the Scheme is in the best interests of Sirtex Shareholders (except in circumstances where the Independent Expert reaches that conclusion or makes that change as a result of a Competing Proposal having been announced or made public);
(b)    change of recommendation: at any time on or before the Scheme Meeting:

(i)
a majority of the members of the Board make a public statement withdrawing or adversely changing or modifying their recommendation that Sirtex Shareholders vote in favour of the Scheme at the Scheme Meeting or their statement that they will vote (or procure the voting) of all Sirtex Shares held or controlled by them in favour of the Scheme at the Scheme Meeting (including by attaching qualifications to such recommendation or statement) or make a recommendation or statement that is inconsistent with such recommendation or statement; or

(ii)	without limiting the foregoing, a majority of members of the Board make a public statement indicating that they no longer support the Scheme or that they support a Competing Proposal, excluding any member of the Board who withdraws their recommendation:

(iii)
due to the Independent Expert concluding in the Independent Expert’s Report (or any update or variation to that report) that the Scheme is not in the best interests of Sirtex Shareholders, or adversely changing its previously given opinion in the Independent Expert’s Report (or any update or variation to that report) that the Scheme is in the best interests of Sirtex Shareholders (except in circumstances where the Independent Expert reaches that conclusion or makes that change as a result of a Competing Proposal having been announced or made public); or

(iv)	in circumstances where Sirtex is entitled to terminate this deed in accordance with clause 11.1(a) or clause 11.1(b);
(c)    Independent Expert: Sirtex validly terminates this deed in accordance with clause 11.1(f) due to the Independent Expert concluding in the Independent Expert’s Report (or any update or variation to that report) that the Scheme is not in the best interests of Sirtex Shareholders, or adversely changing its previously given opinion in the Independent Expert’s Report (or any update or variation to that report) that the Scheme is in the best interests of Sirtex Shareholders, where the reason for that conclusion or change is a Competing Proposal; or
(d)    termination by the Bidder: the Bidder validly terminates this deed in accordance with clause 11.1(a) or clause 11.1(c).
10.3.    Payment by the Bidder to Sirtex

Subject to clauses 10.4, 10.5, 10.7 and 10.8, the Bidder agrees to pay the Reimbursement Fee to Sirtex without withholding or set off if the Scheme does not proceed because:
(a)    failure to achieve Regulatory Approvals or restraint applying: this deed is terminated in accordance with clause 3.7(a) as a result of any of the Conditions Precedent in clause 3.1(b) or 3.1(c) not being satisfied or waived in accordance with clause 3.5 (or as a result of the Condition Precedent in clause 3.1(f) not being satisfied as a result of the failure to satisfy or waive any of the Conditions Precedent in clause 3.1(b) or 3.1(c)); or
(b)    termination by Sirtex: Sirtex validly terminates this deed in accordance with clause 11.1(a) or clause 11.1(b).
10.4.    No amount payable if Scheme becomes Effective
(a)    Notwithstanding the occurrence of any event in clause 10.2 or clause 10.3, if the Scheme becomes Effective:

(i)	no amount is payable by any party under those clause; and

(ii)	if any amount has already been paid under those clauses it must be refunded by the recipient within 20 Business Days after the Scheme becomes Effective.
(b)    A party can only ever be liable to pay the Reimbursement Fee once.
10.5.    Timing of payment
If the Reimbursement Fee is payable under clause 10.2 or clause 10.3, Sirtex or the Bidder (as applicable) must pay the Reimbursement Fee without withholding or set off within 20 Business Days of receipt of a demand for payment from the other party.
10.6.    Nature of payment
The amount payable by a party to the other party under clauses 10.2 and 10.3 is an amount to compensate the other party for:
(a)    advisory costs;
(b)    costs of management and directors’ time;
(c)    out-of-pocket expenses;
(d)    the distraction of the Bidder’s management from conducting the Bidder’s business as usual caused by pursuing the Scheme;
(e)    reasonable opportunity costs incurred in pursuing the Transaction or in not pursuing alternative acquisitions or strategic initiatives which could have developed to further the other party’s business and objectives; and
(f)    damage to the other party’s reputation associated with a failed transaction and the implications of that damage to the other party’s business.
The parties agree that the costs incurred are of a nature that they cannot be accurately quantified and that a genuine pre-estimate of the costs would equal or exceed the amount payable under clause 10.2 or clause 10.3 (as applicable).
10.7.    Limitation of liability
(a)    Notwithstanding any other provision of this deed but subject to clauses 10.7(b) and 10.8:

(i)
the maximum liability of a party to the other party under or in connection with this deed including in respect of any breach of this deed will be the Reimbursement Fee and in no event will the aggregate liability of a party under or in connection with a breach of this deed exceed an amount equal to the Reimbursement Fee; and

(ii)
the payment by a party to the other party of the Reimbursement Fee represents the sole and absolute amount of liability of that party to the other party under or in connection with this deed and no further damages, fees, expenses or reimbursements of any kind will be payable by that party to the other party in connection with this deed.

(b)    Nothing in clause 10.7(a) in any way:

(i)
prevents a party (in its own right or as agent or trustee on behalf of any person contemplated by this deed) from seeking orders from a court of competent jurisdiction for the specific performance by the other party of any obligations under this deed; or

(ii)	extinguishes or limits the liability of a party for any breach of this deed arising from criminal acts or fraud by the other party or a Representative of the other party.
10.8.    Compliance with law
(a)    If it is finally determined following the exhaustion of all reasonable avenues of appeal to the Takeovers Panel or a court that all or any part of the amount payable under clause 10.2:

(i)	is unlawful or would if performed be, unlawful;

(ii)	involves a breach of the duties of the Board; or

(iii)	constitutes unacceptable circumstances within the meaning of the Corporations Act, then Sirtex’s obligation to pay the applicable amount or part of the amount payable under clause 10.2 does not apply and if the Bidder has received any such part of the payment due under clause 10.2 it must refund it within 20 Business Days of such final determination.
(b)    The parties must not make or cause or permit to be made any application to a court, arbitral tribunal or the Takeovers Panel for or in relation to a determination referred to in this clause 10.8.
11.    Termination
11.1.    Termination events
This deed may be terminated:
(a)    material breach of document: by either Sirtex or the Bidder at any time prior to 8am on the Second Court Date, if the other is in material breach of a term of this deed (other than a breach of representation and warranty, which is dealt with in clause 11.1(c) or 11.1(b), as applicable), taken in the context of the Scheme as a whole, provided that Sirtex or the Bidder (as the case may be) has, if practicable, given notice to the other setting out the relevant circumstances and the relevant circumstances continue to exist 10 Business Days (or any shorter period ending at 8am on the Second Court Date) after the time such notice is given;
(b)    material breach of Bidder Representations and Warranties: by Sirtex if the Bidder Representations and Warranties are not true and accurate in all material respects, provided that:

(i)	Sirtex has given written notice to the Bidder setting out the relevant circumstances and stating an intention to terminate this deed or to allow the Scheme to lapse;

(ii)	the relevant breach or circumstances have not been remedied within 10 Business Days after such notice is given (or any shorter period ending at 8am on the Second Court Date); and

(iii)	the relevant breach of the Bidder Representations and Warranties is material in the context of the scheme taken as a whole;
(c)    material breach of Sirtex Representations and Warranties: by the Bidder if the Sirtex Representations and Warranties are not true and accurate in all material respects, provided that:

(i)	the Bidder has given written notice to Sirtex setting out the relevant circumstances and stating an intention to terminate this deed or to allow the Scheme to lapse;

(ii)	the relevant breach or circumstances have not been remedied within 10 Business Days after such notice is given (or any shorter period ending at 8am on the Second Court Date); and

(iii)	the relevant breach of the Sirtex Representations and Warranties is material in the context of the Scheme taken as a whole;
(d)    change of recommendation of Board: by the Bidder if a majority of the members of the Board have changed, withdrawn or modified their recommendation that Sirtex Shareholders vote in favour of the Scheme at the Scheme Meeting as permitted under clause 5.5;
(e)    recommendation of Competing Proposal: by Sirtex if, at any time before 8am on the Second Court Date, a majority of the Board publicly recommends a Competing Proposal that is a Superior Proposal, and provided that the Competing Proposal was not connected with a breach of Sirtex’s obligations in clause 9;
(f)    Independent Expert: by Sirtex if the Independent Expert concludes in the Independent Expert’s Report (or any update or variation to that report) that the Scheme is not in the best interests of Sirtex Shareholders, or adversely changes its previously given opinion in the Independent Expert’s Report (or any update or variation to that report) that the Scheme is in the best interests of Sirtex Shareholders;
(g)    failure of Conditions Precedent: in accordance with and pursuant to clause 3.7(a); and
(h)    by agreement: if agreed to in writing by Sirtex and the Bidder.
11.2.    Termination
Where a party has a right to terminate this deed, that right for all purposes will be validly exercised if the party delivers a notice in writing to the other party stating that it terminates this deed.
11.3.    Effect of Termination
If this deed is terminated by either party, or if this deed otherwise terminates in accordance with its terms, then in either case all further obligations of the parties under this deed, other than the obligations set out in this clause and in clauses 7, 8, 10 and 12 to 16 (inclusive) will immediately cease to be of further force and effect without further liability of any party to the other, provided that nothing in this clause releases any party from liability for any pre-termination breach of this deed.
12.    Confidentiality
12.1.    Confidentiality Deed
Sirtex and the Bidder acknowledge and agree that they continue to be bound by the Confidentiality Deed after the date of this deed.
12.2.    Survival of obligations
The rights and obligations of the parties under the Confidentiality Deed survive termination of this deed.
13.    GST
13.1.    Definitions and interpretation
For the purposes of this clause:
(a)    GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth);

(b)    a term which has a defined meaning in the GST Act has the same meaning when used in this clause, unless the contrary intention appears; and
(c)    each periodic or progressive component of a supply to which section 156-5(1) of the GST Act applies will be treated as if it were a separate supply.
13.2.    GST exclusive
Unless this deed expressly states otherwise, all consideration to be provided under this deed is exclusive of GST.
13.3.    Payment of GST
(a)    If GST is payable, or notionally payable, on a supply in connection with this deed, the party providing the consideration for the supply agrees to pay to the supplier an additional amount equal to the amount of GST payable on that supply (GST Amount).
(b)    Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time as the GST-exclusive consideration for the supply, or the first part of the GST-exclusive consideration for the supply (as the case may be), is payable or is to be provided.
(c)    This clause does not apply to the extent that the consideration for the supply is expressly stated to include GST or the supply is subject to a reverse-charge.
13.4.    Adjustment events
If an adjustment event arises for a supply made in connection with this deed, the GST Amount must be recalculated to reflect that adjustment. The supplier or the recipient (as the case may be) agrees to make any payments necessary to reflect the adjustment and the supplier agrees to issue an adjustment note.
13.5.    Reimbursements
Any payment, indemnity, reimbursement or similar obligation that is required to be made in connection with this deed which is calculated by reference to an amount paid by another party must be reduced by the amount of any input tax credits which the other party (or the representative member of any GST group of which the other party is a member) is entitled. If the reduced payment is consideration for a taxable supply, clause 13.3 will apply to the reduced payment.
13.6.    No merger
This clause 13 will not merge on termination of this deed.
14.    Duty, Costs and Expenses
14.1.    Stamp duty and registration fees
The Bidder:
(a)    must pay all stamp duties, registration fees and similar taxes payable or assessed as being payable in connection with this deed or the Scheme or the steps to be taken under this deed or the Scheme (including any fees, fines, penalties and interest in connection with any of those amounts); and
(b)    indemnifies Sirtex against any liability incurred by Sirtex arising from a failure to comply with clause 14.1(a).
14.2.    Costs and expenses
Except as otherwise provided in this deed, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this deed and the proposed, attempted or actual implementation of this deed and the Transaction.

15.    Notices
15.1.    Form
(a)    Unless this deed expressly states otherwise, all notices, demands, certificates, consents, approvals, waivers and other communications in connection with this deed must be in writing and signed by the sender (if an individual) or a person duly authorised by the sender.
(b)    All communications (other than email communications) must also be marked for the attention of the person referred to in clause 15.3 (or, if the recipient has notified otherwise, then marked for attention in the way last notified).
(c)    Email communications must state the first and last name of the sender and are taken to be signed by the named sender.
15.2.    Delivery
(a)    Communications must be:

(i)	delivered by hand to the address of the party referred to in clause 15.3;

(ii)	sent by regular ordinary post (airmail if sent from one country to another) to the address of the party referred to in clause 15.3; or

(iii)	sent by email to the email address of the party referred to in clause 15.3.
(b)    If the intended recipient has notified changed contact details, then communications must be sent to the changed contact details.
15.3.    Notice details
The notice details of:
(a)    Sirtex are:

Name:	Sirtex Medical Limited
Address:	Level 33, 101 Miller Street, North Sydney NSW 2060, Australia
Attention:	Andrew McLean
Email:	andrew.mclean@sirtex.com

With a copy to:

Name:	Watson Mangioni
Address:	Level 23, 85 Castlereagh Street, Sydney NSW 2000, Australia
Attention:	Chris Clarke
Email:	cclarke@wmlaw.com.au

(b)    the Bidder are:

Name:	Varian Medical Systems, Inc.
Address:	3100 Hansen Way, Palo Alto, CA 94304-1038, United States
Attention:	Mike Dunn
Email:	Mike.Dunn@varian.com

With a copy to:

Name:	Norton Rose Fulbright
Address:	Level 18, Grosvenor Place, 225 George Street, Sydney NSW 2000
Attention:	Shaun Clyne / Jeremy Wickens
Email:	shaun.clyne@nortonrosefulbright.com / jeremy.wickens@nortonrosefulbright.com or as specified to the sender by the other party by notice.
15.4.    When effective
Communications take effect from the time they are received or taken to be received under clause 15.5 (whichever happens first) unless a later time is specified in the communication.
15.5.    When taken to be received
Subject to clause 15.6, communications are taken to be received:
(a)    if delivered by hand, when delivered;
(b)    if sent by post, 5 Business Days after posting (if posted to an address in the same country) or 10 Business Days after posting (if posted to an address in a different country);
(c)    if sent by email:

(i)	when the sender receives an automated message confirming delivery; or

(ii)	4 hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that delivery failed, whichever happens first.
15.6.    Receipt outside business hours
Despite anything else in this clause 15, if communications are received or taken to be received under clause 15.5 after 5pm on a working day or on a day that is not a working day, they are taken to be received at 9am on the next working day. For the purposes of this clause, “working day” means a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally, in the place to which the communication is posted, sent or delivered).
16.    General
16.1.    Variation
This deed may only be varied by a deed signed by or on behalf of each of the parties.
16.2.    Assignment
Subject to clause 2.2, a party may not assign, novate, charge, encumber or otherwise transfer any of its rights or obligations under this deed without the prior written consent of the other party.
16.3.    Entire agreement
This deed and the Confidentiality Deed contain the entire agreement between the parties with respect to their subject matter. They set out the only conduct relied on by the parties and supersede all earlier conduct and prior agreements and understandings between the parties in connection with their subject matter.
16.4.    Counterparts

(a)    This deed may consist of a number of copies, each signed by one or more parties to it. If so, the signed copies are treated as making up a single document and the date on which the last counterpart is executed is the date of the deed.
(b)    This deed may be executed on the basis of an exchange of facsimile copies or electronic images (such as scanned copies or digital photos), and execution of this deed by such means is a valid and sufficient execution.
16.5.    Further action
Each party will do all things and execute all further documents necessary to give full effect to this deed.
16.6.    No merger
The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.
16.7.    Severability
If the whole or any part of a provision of this deed is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this deed has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this deed or is contrary to public policy.
16.8.    No third party beneficiary
This deed shall be binding on and inure solely to the benefit of each party to it and each of their respective permitted successors and assigns, and nothing in this deed, express or implied, is intended to or shall confer on any other person, other than the Bidder Parties and the Sirtex Parties (including, for the avoidance of doubt, each member of the Board), to the extent set forth in clause 6 and clause 7, any third party beneficiary rights.
16.9.    Waivers
(a)    Failure to exercise or enforce, a delay in exercising or enforcing, or the partial exercise or enforcement of any right, power or remedy provided by law or under this deed by any party does not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this deed.
(b)    Any waiver or consent given by any party under this deed is only effective and binding on that party if it is given or confirmed in writing by that party.
(c)    No waiver of a breach of any term of this deed operates as a waiver of another breach of that term or of a breach of any other term of this deed.
16.10.    Consents
If the doing of any act, matter or thing under this deed is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion unless expressly provided otherwise.
16.11.    No representation or reliance
(a)    Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed and (to the maximum extent permitted by law) all other representations, warranties and conditions implied by statute or otherwise in relation to any matter relating to this deed, the circumstances surrounding the parties’ entry into it and the transactions contemplated by it are expressly excluded.

(b)    Each party acknowledges that it has performed its own searches, enquiries, investigations and evaluations prior to entering into this deed and has formed its own views on the Transaction, with no targets, projections, forecasts or other forward looking statements having been relied on by that party.
(c)    Each party acknowledges and confirms that it does not enter into this deed in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this deed.
16.12.    Rules of construction
No term or condition of this deed will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this deed or a provision of it.
16.13.    Governing law and jurisdiction
(a)    This deed is governed by the laws of New South Wales, Australia.
(b)    Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales and courts competent to hear appeals from those courts.
16.14.    Service of process
(a)    Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 15.
(b)    The Bidder irrevocably appoints Norose Notices Australia Pty Ltd ACN 158 029 586 of Level 16, ‘Grosvenor Place’, 225 George Street, Sydney, NSW 2000 as its process agent to receive any document in any action in connection with this deed and agrees that failure by a process agent to notify the Bidder of any document in an action in connection with this deed does not invalidate the action concerned.
(c)    If Norose Notices Australia Pty Ltd ceases to be able to act as such, the Bidder agrees to appoint a new process agent in Australia and deliver to Sirtex within 1 Business Day a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed. The Bidder must inform Sirtex in writing of any change in the address of its process agent within 1 Business Day of the change.

Schedule 1
Bidder Representations and Warranties

(a)    status: the Bidder and the Bidder Nominee (if any) has been incorporated or formed in accordance with the laws of its place of incorporation;
(b)    power: the Bidder has power to enter into this deed, to comply with its obligations under it and exercise its rights under it;
(c)    corporate authorisations: the Bidder has taken all necessary corporate action to authorise the entry into and the performance of this deed and to carry out the transactions contemplated by this deed;
(d)    no contravention: the entry by the Bidder into, its compliance with its obligations and the exercise of its rights under, this deed do not and will not conflict with:
(i)    its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded; or
(ii)    any law binding on it;
(e)    authorisations: the Bidder has in full force and effect each authorisation necessary for it to enter into this deed, to comply with its obligations and exercise its rights under it, and to allow them to be enforced;
(f)    validity of obligations: the obligations of the Bidder under this deed are valid and binding and are enforceable against it in accordance with its terms;
(g)    reliance: the Bidder Information provided to Sirtex for inclusion in the Scheme Booklet will be provided in good faith and on the understanding that Sirtex and its directors will rely on that information for the purposes of preparing the Scheme Booklet and proposing and implementing the Scheme in accordance with the Corporations Act;
(h)    Bidder Information: the Bidder Information provided in accordance with this deed and included in the Scheme Booklet, as at the date of the Scheme Booklet, will not contain any statement which is misleading or deceptive in any material respect nor contain any material omission having regard to applicable disclosure requirements and will comply in all material respects with the requirements of the Corporations Act, the Listing Rules and all relevant regulatory guides and other guidelines and requirements of ASIC;
(i)    information provided to the Independent Expert: all information provided by the Bidder to the Independent Expert will be provided in good faith and on the understanding that the Independent Expert will rely on that information for the purposes of preparing the Independent Expert’s Report for inclusion in the Scheme Booklet;
(j)    opinions: any statement of opinion or belief contained in the Bidder Information or provided by the Bidder to the Independent Expert is honestly held and there are reasonable grounds for holding the opinion or belief;
(k)    insolvency event: no member of the Bidder Group is subject to, or has suffered, an Insolvency Event;
(l)    Sirtex Shareholding: neither the Bidder nor any of its associates has a relevant interest in any Sirtex Shares;
(m)    no dealing with Sirtex Shareholders: neither the Bidder nor any of its associates has any agreement, arrangement or understanding with any Sirtex Shareholder under which that Sirtex Shareholder (or an associate of that Sirtex Shareholder) would be entitled to receive consideration for their Sirtex Shares different from the Scheme Consideration or under which the Sirtex Shareholder agrees to vote in favour of the Scheme or against any Competing Proposal;

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(n)    reasonable basis: it has a reasonable basis to expect that it will, by the Implementation Date, have available to it sufficient cash amounts (whether from internal cash reserves or external funding arrangements, including equity and debt financing or a combination of both) to satisfy Bidder’s obligations to pay the Scheme Consideration in accordance with its obligations under this deed, the Scheme and the Deed Poll;
(o)    regulatory approvals: no regulatory approval is required to be obtained by Bidder in order for it to execute, deliver and perform this deed, other than those approvals set out in clause 3.1, and as at the date of this deed no regulatory action of any nature has been taken that would prevent or restrict its ability to fulfil its obligations under this deed; and
(p)    Bidder Nominee: if the Bidder has nominated a Bidder Nominee, the Bidder Nominee is a wholly owned subsidiary of the Bidder.

Schedule 2
Sirtex Representations and Warranties

(a)    status: it has been incorporated or formed in accordance with the laws of its place of incorporation;
(b)    power: it has power to enter into this document, to comply with its obligations under it and exercise its rights under it;
(c)    corporate authorisations: Sirtex has taken all necessary corporate action to authorise the entry into and the performance of this deed and to carry out the transactions contemplated by this deed;
(d)    no contravention: the entry by it into, its compliance with its obligations and the exercise of its rights under, this document do not and will not conflict with:
(i)    its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded; or
(ii)    any law binding on it;
(e)    authorisations: it has in full force and effect each authorisation necessary for it to enter into this document, to comply with its obligations and exercise its rights under it, and to allow them to be enforced;
(f)    validity of obligations: its obligations under this document are valid and binding and are enforceable against it in accordance with its terms;
(g)    reliance: the Sirtex Information contained in the Scheme Booklet will be included in good faith and on the understanding that Bidder and its directors will rely on that information for the purposes of considering and approving the Bidder Information in the Scheme Booklet before it is despatched, approving the entry into the Deed Poll and implementing the Scheme;
(h)    Sirtex Information: the Sirtex Information provided in accordance with this document and included in the Scheme Booklet as at the date of the Scheme Booklet will not contain any statement which is misleading or deceptive in any material respect nor contain any material omission having regard to applicable disclosure requirements and will comply in all material respects with the requirements of the Corporations Act, the Listing Rules and all relevant regulatory guides and other guidelines and requirements of ASIC;
(i)    Information provided to the Independent Expert: all information provided by Sirtex to the Independent Expert will be provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert’s Report for inclusion in the Scheme Booklet;
(j)    opinions: any statement of opinion or belief contained in the Sirtex Information or provided by Sirtex to the Independent Expert is honestly held and there are reasonable grounds for holding the opinion or belief;
(k)    compliance: the Sirtex Group has complied in all material respects with all Australian and foreign laws and regulations applicable to them and orders of Australian and foreign governmental agencies having jurisdiction over it and has all material licenses, permits and franchises necessary for it to conduct its businesses as presently being conducted;
(l)    insolvency event: no member of the Sirtex Group is subject to, or has suffered, an Insolvency Event;
(m)    capital structure: Sirtex’s capital structure (including all issued securities) as at the date of this deed is as set out in Schedule 4 and, as at the date of this deed, it has not issued or agreed to issue any other securities, options, performance rights or instruments which are still outstanding or which may convert into Sirtex Shares other than as set out in Schedule 4;

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(n)    continuous disclosure: Sirtex has complied in all material respects with its continuous disclosure obligations under ASX Listing Rule 3.1. There is no information that Sirtex is withholding pursuant to a carve-out under ASX Listing Rule 3.1 (other than the fact of its discussions with the Bidder in relation to the ownership of Sirtex) that has not been disclosed to the Bidder or its Representatives; and
(o)    disclosure: the Disclosure Materials were prepared, compiled and made available to Bidder and its Representatives in good faith and to the best of Sirtex’s knowledge the Disclosure Materials are not misleading or deceptive in any material respect (whether by way of omission or otherwise).

Schedule 3

Prescribed Occurrences

(a)    Sirtex converts all or any of its shares into a larger or smaller number of shares;
(b)    a member of the Sirtex Group resolves to reduce its share capital in any way;
(c)    a member of the Sirtex Group:
(i)    enters into a buy-back agreement; or
(ii)    resolves to approve the terms of a buy-back agreement under the Corporations Act;
(d)    a member of the Sirtex Group issues shares, or grants an option over its shares, or agrees to make such an issue or grant such an option, other than the issue of up to 825,954 fully paid ordinary shares to the holders as at the date of this deed of Sirtex Rights in accordance with the terms of those Sirtex Rights (including as a result of an exercise of a discretion vested in Sirtex or the Board in those terms);
(e)    a member of the Sirtex Group issues, or agrees to issue, convertible notes;
(f)    a member of the Sirtex Group disposes, or agrees to dispose, of the whole, or a substantial part, of its business or property;
(g)    a member of the Sirtex Group grants, or agrees to grant, a security interest in the whole, or a substantial part, of its business or property;
(h)    a member of the Sirtex Group pays, or agrees to pay, any of its directors, officers, employees or contractors a termination or retention payment (other than in accordance with contractual arrangements in effect on the date of this deed which have been Disclosed);
(i)    a member of the Sirtex Group resolves to be wound up;
(j)    a liquidator or provisional liquidator of a member of a member of the Sirtex Group is appointed;
(k)    a court makes an order for the winding up of a member of the Sirtex Group;
(l)    an administrator of a member of the Sirtex Group is appointed under sections 436A, 436B or 436C of the Corporations Act;
(m)    a member of the Sirtex Group executes a deed of company arrangement; or
(n)    a receiver, or a receiver and manager, is appointed in relation to the whole, or a substantial part, of a member of the Sirtex Group.

Schedule 4

Sirtex Capital Structure

Security	Number on issue at date of this deed
Sirtex Shares	55,773,045
Sirtex Rights
825,954, comprising:
•    129,744 Sirtex Rights issued in CY15 (with a vesting date of 30 June 2018);
•    206,686 Sirtex Rights issued in CY16 (with a vesting date of 30 June 2019); and
•    489,524 Sirtex Rights issued in CY17 (with a vesting date of 30 June 2020).

EXECUTED by the parties as a deed:

SIGNED, SEALED & DELIVERED by Sirtex Medical Limited (ABN 35 078 166 122) in accordance with section 127 of the Corporations Act:	) ) ) ) )
/s/ John A. Eady		/s/ Andrew McLean
Director/Secretary		Director
John A. Eady		Andrew McLean
Name (please print)		Name (please print)

SIGNED, SEALED & DELIVERED by Varian Medical Systems, Inc. by its duly authorised representative in the presence of:	) ) ) )
/s/ Gary E. Bischoping		/s/ Dow R. Wilson
Witness		Authorised Representative
Gary E. Bischoping		Dow R. Wilson
Name (please print)		Name (please print)

Annexure A
Indicative Timetable

Event	Target date
Announcement	30 January 2018
First complete draft of Scheme Booklet (including expert’s report)	5 March 2018
Scheme Booklet complete and provided to ASIC	12 March 2018
First Court hearing	29 March 2018
Mailing of Scheme Booklet complete	5 April 2018
Scheme Meeting	7 May 2018
Second Court hearing	9 May 2018
Effective Date	10 May 2018
Record Date	17 May 2018
Implementation Date	24 May 2018

Annexure B
Scheme of Arrangement

Scheme of Arrangement Dated
Sirtex Medical Limited (ABN 35 078 166 122) Scheme Shareholders

Watson Mangioni Lawyers Pty Limited Corporate and Commercial Lawyers Level 23, 85 Castlereagh Street SYDNEY NSW 2000 Tel: (02) 9262 6666 Fax: (02) 9262 2626 Email: mail@wmlaw.com.au Ref: CSC 217 7345

1.	Definitions and Interpretation
2.	Preliminary
3.	Conditions Precedent
4.	Scheme
5.	Implementation of Scheme
6.	Scheme Consideration
7.	Dealings in Scheme Shares
8.	Quotation of Sirtex Shares
9.	General Scheme Provisions

Scheme of Arrangement under Part 5.1 of the Corporations Act 2001 (Cth).

Parties:

1.	Sirtex Medical Limited (ABN 35 078 166 122) of Level 33, 101 Miller Street, North Sydney NSW 2060, Australia (Sirtex);

2.	Each person registered as a holder of fully paid ordinary shares in Sirtex as at the Record Date (Scheme Shareholders).

1.	Definitions and Interpretation

1.1	Definitions

In this Scheme:
ASIC means the Australian Securities and Investments Commission.
ASX means ASX Limited (ABN 98 008 624 691) or the securities market operated by it, as the context requires.
ASX Listing Rules means the official listing rules of the ASX.
Bidder means Varian Medical Systems, Inc. of 3100 Hansen Way, Palo Alto, CA 94304-1038, United States.
Bidder Nominee has the meaning given to that term in clause 2.3(a) of this Scheme.
Business Day means a business day as defined in the ASX Listing Rules.
CHESS means the clearing house electronic subregister system of share transfers operated by ASX Settlement Pty Limited (ABN 49 008 504 532).
Corporations Act means the Corporations Act 2001 (Cth).
Court means the Federal Court of Australia (NSW registry) or such other court of competent jurisdiction under the Corporations Act agreed to in writing between Sirtex and the Bidder.
Deed Poll means the deed poll dated [insert] 2018 executed by the Bidder substantially in the form of Annexure C of the Scheme Implementation Deed or as otherwise agreed by Sirtex and the Bidder under which the Bidder covenants in favour of each Scheme Shareholder to perform its obligations under this Scheme.
Effective means the coming into effect under section 411(10) of the Corporations Act of the order of the Court made under section 411(4)(b) in relation to this Scheme.
Effective Date means the date on which the Scheme becomes Effective.
Encumbrance means any security for payment of money or performance of obligations, including a mortgage, lien, charge, pledge, trust, power or title retention or flawed deposit arrangement and any “security interest” as defined in sections 12(1) or 12(2) of the Personal Property Securities Act 2009 (Cth) or any agreement to create any of them or allow them to exist.
End Date means 31 July 2018 or such other date as is agreed in writing between Sirtex and the Bidder.
Government Agency means any government or any governmental, semi-governmental, statutory or judicial entity, agency or authority, whether in Australia, the United States of America or elsewhere, including any self-regulatory organisation established under statute or otherwise discharging substantially public or regulatory functions, and the ASX or any other stock exchange.
Implementation Date means the fifth Business Day after the Record Date or such other date as agreed in writing between Sirtex and the Bidder.
Record Date means 7pm on the fifth Business Day following the Effective Date or such other date as Sirtex and the Bidder agree.
Registered Address means, in relation to a Sirtex Shareholder, the address shown in the Share Register.

Scheme means this scheme of arrangement between Sirtex and the Scheme Shareholders under which all of the Scheme Shares will be transferred to the Bidder (or if applicable, the Bidder Nominee) under Part 5.1 of the Corporations Act as described in clause 6 of this Scheme, in consideration for the Scheme Consideration, subject to any amendments or conditions made or required by the Court pursuant to section 411(6) of the Corporations Act to the extent they are approved in writing by Sirtex and the Bidder in accordance with clause 9.2 of this Scheme.
Scheme Consideration means $28.00 cash per Scheme Share.
Scheme Implementation Deed means the scheme implementation deed dated 30 January 2018 between Sirtex and the Bidder under which, amongst other things, Sirtex has agreed to propose this Scheme to Sirtex Shareholders and each of the Bidder and Sirtex has agreed to take certain steps to give effect to this Scheme.
Scheme Meeting means the meeting of Sirtex Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act at which Sirtex Shareholders will vote on this Scheme.
Scheme Share means a Sirtex Share held by a Scheme Shareholder at the Record Date.
Scheme Share Transfer means, for each Scheme Shareholder, a duly completed and executed proper instrument of transfer of the Scheme Shares held by that Scheme Shareholder for the purposes of section 1071B of the Corporations Act, which may be a master transfer of all Scheme Shares.
Scheme Shareholders means Sirtex Shareholders at the Record Date.
Second Court Date means the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard.
Share Register means the register of members of Sirtex maintained in accordance with the Corporations Act.
Sirtex Registry means     Link Market Services Limited (ABN 54 083 214 537).
Sirtex Share means a fully paid ordinary share in the capital of Sirtex.
Sirtex Shareholder means each person who is registered in the Share Register as the holder of Sirtex Shares.
Trust Account means the trust account operated by or on behalf of Sirtex to hold the Scheme Consideration on trust for the purpose of paying the Scheme Consideration to the Scheme Shareholders in accordance with clause 6.1 of this Scheme.

1.2	Interpretation
In this Scheme, headings are for convenience only and do not affect interpretation and, unless the context requires otherwise:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this Scheme have a corresponding meaning;

(d)	a reference to a person includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture, a partnership, a trust and any Government Agency;

(e)
a reference to a clause, party, attachment, exhibit or schedule is a reference to a clause of, and a party, attachment, exhibit and schedule to this Scheme, and a reference to this Scheme includes any attachment, exhibit and schedule;

(f)
a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(g)	a reference to any document (including this Scheme) is to that document as varied, novated, ratified or replaced from time to time;

(h)	the word “includes” in any form is not a word of limitation;

(i)	a reference to “$”, “A$” or “dollar” is to Australian currency;

(j)	a reference to any time is, unless otherwise indicated, a reference to the time in Sydney, New South Wales, Australia;

(k)	a period of time dating from a given day or the day of an act or event, is to be calculated exclusive of that day;

(l)	a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(m)
a reference to “associate”, “control” (by an entity of another entity), “officer”, “related body corporate”, “subsidiary”, “relevant interest” or “voting power” is to that term as defined in the Corporations Act;

(n)
a reference to the ASX Listing Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.
1.4    Listing requirements included as law
A listing rule or business rule of a securities exchange will be regarded as a ”law”, and a reference to such a rule is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

2.    Preliminary
2.1    Sirtex
(a)    Sirtex is:

(i)	a public company limited by shares;

(ii)	incorporated in Australia and registered in Western Australia; and

(iii)	admitted to the official list of the ASX and Sirtex Shares are officially quoted on the stock market conducted by ASX.
(b)    As at [date] 2018, [insert] Sirtex Shares were on issue.

2.2	The Bidder
The Bidder is a company incorporated in Delaware, United States.

2.3	Bidder Nominee

(a)
Pursuant to clause 2.2 of the Scheme Implementation Deed, the Bidder may nominate a wholly owned Subsidiary of the Bidder (Bidder Nominee) to pay the Scheme Consideration and to which the Scheme Shares are to be transferred in accordance with clause 5 of this Scheme.

(b)	If the Bidder nominates a Bidder Nominee, then clause 2.2 of the Scheme Implementation Deed provides that:

(i)	the Bidder must procure that the Bidder Nominee complies with the Scheme Implementation Deed as if the Bidder Nominee were a party to it in place of the Bidder; and

(ii)
any such nomination will not relieve the Bidder of its obligations under the Scheme Implementation Deed, including the obligation to pay (or procure the payment by Bidder Nominee of) the Scheme Consideration as contemplated by the terms of this Scheme.

2.4	If Scheme becomes Effective
If this Scheme becomes Effective:

(a)
in consideration of the transfer of each Scheme Share to the Bidder (or if applicable, the Bidder Nominee), the Bidder will provide (or procure the Bidder Nominee to provide) the Scheme Consideration to Sirtex on behalf of each Scheme Shareholder in accordance with the terms of this Scheme;

(b)	all Scheme Shares will be transferred to the Bidder (or if applicable, the Bidder Nominee) on the Implementation Date; and

(c)
Sirtex will enter the name of the Bidder (or if applicable, the Bidder Nominee) in the Share Register in respect of all Scheme Shares transferred to the Bidder (or if applicable, the Bidder Nominee) in accordance with the terms of this Scheme.

2.5    Scheme Implementation Deed
Sirtex and the Bidder have agreed by executing the Scheme Implementation Deed to implement the terms of this Scheme.
2.6    Deed Poll
The Bidder has executed the Deed Poll for the purpose of covenanting in favour of the Scheme Shareholders to perform (or procure the performance of) its obligations as contemplated by this Scheme, including to provide (or procure the provision of) the Scheme Consideration.

3.    Conditions Precedent
3.1    Conditions precedent to Scheme
This Scheme is conditional on, and will not become Effective until, the satisfaction of each of the following conditions precedent:

(a)	as at 8am on the Second Court Date, neither the Deed Poll nor the Scheme Implementation Deed have been terminated in accordance with their terms;

(b)
all of the conditions precedent in clause 3.1 of the Scheme Implementation Deed having been satisfied or waived (other than the condition precedent in clause 3.1(c) of this Scheme) in accordance with the terms of the Scheme Implementation Deed by 8am on the Second Court Date;

(c)
the Court having approved this Scheme, with or without any modification or condition, pursuant to section 411(4)(b) of the Corporations Act, and if applicable, Sirtex and the Bidder having accepted in writing any modification or condition made or required by the Court under section 411(6) of the Corporations Act; and

(d)
the coming into effect, pursuant to section 411(10) of the Corporations Act, of the orders of the Court made under section 411(4)(b) of the Corporations Act (and, if applicable, section 411(6) of the Corporations Act) in relation to this Scheme.

3.2    Conditions precedent and operation of clause 5
The satisfaction of each condition of clause 3.1 of this Scheme is a condition precedent to the operation of clause 5 of this Scheme.
3.3    Certificate in relation to conditions precedent

(a)
Each of Sirtex and the Bidder must provide to the Court on the Second Court Date a certificate confirming (in respect of matters within their knowledge) whether or not all of the conditions precedent set out in clause 3.1 of this Scheme (other than the conditions precedent in clause 3.1(c) and clause 3.1(d) of this Scheme) have been satisfied or waived as at 8am on the Second Court Date.

(b)
The certificates referred to in clause 3.3(a) will constitute conclusive evidence of whether the conditions precedent referred to in clause 3.1 of this Scheme (other than the conditions precedent in clause 3.1(c) and 3.1(d) of this Scheme) have been satisfied or waived as at 8am on the Second Court Date.

4.    Scheme
4.1    Effective Date
Subject to clause 4.2, this Scheme will come into effect pursuant to section 411(10) of the Corporations Act on and from the Effective Date.
4.2    Termination and End Date
Without limiting any rights under the Scheme Implementation Deed, if:

(a)	the Scheme Implementation Deed or the Deed Poll is terminated in accordance with its terms before the Scheme becomes Effective; or
(b)    the Effective Date does not occur on or before the End Date, then each of the Bidder (and if applicable the Bidder Nominee) and Sirtex are released from any further obligation to take steps to implement the Scheme.

5.    Implementation of Scheme
5.1    Lodgement of Court orders with ASIC
If the conditions precedent set out in clause 3.1 of this Scheme (other than the condition precedent in clause 3.1(d) of this Scheme) are satisfied, Sirtex must lodge with ASIC in accordance with section 411(10) of the Corporations Act an office copy of the Court order approving this Scheme as soon as possible, and in any event by no later than 5pm on the first Business Day after the day on which the Court approves this Scheme or such later time as the Bidder and Sirtex agree in writing.
5.2    Transfer and registration of Sirtex Shares
On the Implementation Date, but subject to the payment of the Scheme Consideration for the Scheme Shares into the Trust Account in accordance with clause 6.1(a) of this Scheme and the Bidder having provided Sirtex with written confirmation thereof:

(a)
the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, will be transferred to the Bidder (or if applicable, the Bidder Nominee) without the need for any further act by any Scheme Shareholder (other than acts performed by Sirtex as attorney and agent for Scheme Shareholders under clause 9.1 of this Scheme) by:

(iv)	Sirtex delivering to the Bidder (or if applicable, the Bidder Nominee) a duly completed and executed Scheme Share Transfer executed on behalf of the Scheme Shareholders; and

(v)
the Bidder (or if applicable, the Bidder Nominee) duly executing the Scheme Share Transfer, attending to the stamping of the Scheme Share Transfer (if required) and delivering it to Sirtex for registration; and

(b)
as soon as practicable after receipt of the duly executed Scheme Share Transfer, Sirtex must enter, or procure the entry of, the name of the Bidder (or if applicable, the Bidder Nominee) in the Share Register in respect of all Scheme Shares transferred to the Bidder (or if applicable, the Bidder Nominee) in accordance with the terms of this Scheme.

5.3    Entitlement to Scheme Consideration
On the Implementation Date, in consideration for the transfer to the Bidder (or if applicable, the Bidder Nominee) of the Scheme Shares, each Scheme Shareholder will be entitled to receive the Scheme Consideration in respect of each of their Scheme Shares in accordance with clause 6 of this Scheme.
5.4    Title and rights in Sirtex Shares
Subject to the provision of the Scheme Consideration for the Scheme Shares as contemplated by clause 6 of this Scheme, on and from the Implementation Date, the Bidder (or if applicable, the Bidder Nominee) will be beneficially entitled to the Scheme Shares transferred to it under the Scheme, pending registration by Sirtex of the Bidder (or if applicable, the Bidder Nominee) in the Share Register as the holder of the Scheme Shares.

5.5    Scheme Shareholders’ agreements
Under this Scheme, each Scheme Shareholder agrees to the transfer of their Scheme Shares, together with all rights and entitlements attaching to those Scheme Shares, in accordance with the terms of this Scheme.
5.6    Warranty by Scheme Shareholders
Each Scheme Shareholder warrants to the Bidder (or if applicable, the Bidder Nominee), and is deemed to have authorised Sirtex to warrant to the Bidder as agent and attorney for the Scheme Shareholder by virtue of this clause 5.6, that:

(a)
all their Scheme Shares (including any rights and entitlements attaching to those Scheme Shares) transferred to the Bidder (or if applicable, the Bidder Nominee) under the Scheme will, as at the date of the transfer, be fully paid and free from all Encumbrances; and

(b)
they have full power and capacity to sell and to transfer their Scheme Shares (including any rights and entitlements attaching to those Scheme Shares) to the Bidder (or if applicable, the Bidder Nominee) under the Scheme.

5.7    Transfer free of Encumbrances
To the extent permitted by law, all Sirtex Shares (including any rights and entitlements attaching to those Scheme Shares) which are transferred to the Bidder (or if applicable, the Bidder Nominee) under this Scheme will, at the date of the transfer of them to the Bidder (or if applicable, the Bidder Nominee), vest in the Bidder (or if applicable, the Bidder Nominee) free from all Encumbrances and interests of third parties of any kind, whether legal or otherwise, and free from any restrictions on transfer of any kind not referred to in this Scheme.
5.8    Appointment of the Bidder as sole proxy
Subject to the provision of the Scheme Consideration for the Scheme Shares as contemplated by clause 6.1 of this Scheme, on and from the Implementation Date until Sirtex registers the Bidder (or if applicable, the Bidder Nominee) as the holder of all of the Sirtex Shares in the Share Register, each Scheme Shareholder:

(a)
irrevocably appoints Sirtex as attorney and agent (and directs Sirtex in such capacity) to appoint the Bidder (or if applicable, the Bidder Nominee) and each of its directors from time to time (jointly and each of them individually) as its sole proxy and where applicable, corporate representative, to attend shareholders’ meetings, exercise the votes attaching to Sirtex Shares registered in its name and sign any shareholders resolution, and no Scheme Shareholder may itself attend or vote at any of those meetings or sign any resolutions, whether in person, by proxy or by corporate representative (other than pursuant to this clause 5.8(a));

(b)	must take all other actions in the capacity of the registered holder of Sirtex Shares as the Bidder (or if applicable, the Bidder Nominee) reasonably directs;

(c)
acknowledges and agrees that in exercising the powers referred to in this clause 5.8(a), the Bidder and any director, officer or agent nominated under this clause 5.8(a) may act in the best interests of the Bidder as the intended registered holder of the Scheme Shares.

Sirtex undertakes in favour of each Scheme Shareholder that it will appoint the Bidder (or if applicable, the Bidder Nominee) and each of its directors from time to time (jointly and each of them individually) as that Scheme Shareholder’s proxy or, where applicable, corporate representative in accordance with clause 5.8(a) of this Scheme.

6.    Scheme Consideration
6.1    Payment of Scheme Consideration

(a)
The Bidder must (pursuant to its obligations under the Deed Poll), by no later than the Business Day before the Implementation Date, deposit (or procure the deposit) in cleared funds the aggregate amount of the Scheme Consideration payable to all Scheme Shareholders into the Trust Account.

(b)	On the Implementation Date, subject to receipt of the Scheme Consideration from or on behalf of the Bidder (or the Bidder Nominee) in accordance with clause 6.1(a) of this Scheme, Sirtex must pay from the Trust Account to each Scheme Shareholder an amount equal to the Scheme Consideration for each Scheme Share transferred to the Bidder (or if applicable, the Bidder Nominee) on the Implementation Date by that Scheme Shareholder, which obligation will be satisfied by Sirtex:

(i)
where a Scheme Shareholder has, before the Record Date, made an election in accordance with the requirements of the Share Register to receive dividend payments from Sirtex by electronic funds transfer to a bank account nominated by the Scheme Shareholder, paying, or procuring the payment of, the relevant amount in Australian currency by electronic means in accordance with that election; or

(ii)
whether or not a Scheme Shareholder has made an election referred to in clause 6.1(b)(i), dispatching, or procuring the dispatch of, a cheque drawn on an Australian bank in Australian currency for the relevant amount to the Scheme Shareholder by pre-paid ordinary post (or, if the address of the Scheme Shareholder in the Share Register is outside Australia, by pre-paid airmail post) to their Registered Address at the Record Date, such cheque being drawn in the name of the Scheme Shareholder (or in the case of joint holders, in accordance with clause 6.5).

(c)	If there is any surplus in the amount held by Sirtex in the Trust Account, that surplus must be paid by Sirtex to the Bidder following the satisfaction of Sirtex’s obligations under this clause.

6.2	Cancellation and re-issue of cheques
(a)    Sirtex may cancel a cheque issued under clause 6.1 of this Scheme if the cheque:
(i)    is returned to Sirtex; or

(ii)	has not been presented for payment within 6 months after the date on which the cheque was sent.

(b)
During the period of one year commencing on the Implementation Date, on request from a Scheme Shareholder (which request may not be made until the date which is 5 Business Days after the Implementation Date), Sirtex must reissue a cheque that was previously cancelled under this clause 6.2.

(c)
Sirtex must maintain appropriate records of all payments made in accordance with this clause 6 of this Scheme, including (amongst other things) the amounts paid (including the method of payment in accordance with clause 6.1(b)), the persons paid and any cancelled cheques pursuant to this clause 6.2.

6.3    Unclaimed monies

(a)	The Unclaimed Money Act 1995 (NSW) will apply in relation to any Scheme Consideration which becomes “unclaimed money” (as defined in section 7 of the Unclaimed Money Act 1995 (NSW)).

(b)	Any interest or other benefit accruing from unclaimed Scheme Consideration will be to the benefit of the Bidder.
6.4    Orders of a court
In the case of notice having been given to Sirtex (or the Sirtex Registry) of an order or direction made by a court of competent jurisdiction or by a Government Agency:

(a)
which requires payment to a third party of a sum in respect of Scheme Shares held by a particular Scheme Shareholder, which would otherwise be payable to that Scheme Shareholder in accordance with clause 6.1 of this Scheme, then Sirtex shall procure that payment is made in accordance with that order; or

(b)
which would prevent Sirtex from dispatching payment to any particular Scheme Shareholder in accordance with clause 6.1 of this Scheme, or such payment is otherwise prohibited by applicable law, Sirtex will be entitled to retain an amount, in Australian dollars, equal to the number of Scheme Shares held by that Scheme Shareholder multiplied by the Scheme Consideration until such time as payment in accordance with clause 6.1 of this Scheme is permitted by law.

6.5    Joint holders
In the case of Scheme Shares held in joint names, any bank cheque required to be paid to Scheme Shareholders by or on behalf of the Bidder must be payable to the joint holders and be forwarded to the holder whose name appears first in the Share Register as at the Record Date.

7.    Dealings in Scheme Shares
7.1    Determination of Scheme Shareholders
To establish the identity of the Scheme Shareholders, dealings in Scheme Shares will only be recognised by Sirtex if:
(a)    in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Share Register as the holder of the relevant Scheme Shares on or before the Record Date; and
(b)    in all other cases, registrable transmission applications or transfers in registrable form in respect of those dealings are received on or before the Record Date at the place where the Share Register is kept.
7.2    Share Register
Sirtex must register any registrable transmission applications or transfers of the Scheme Shares received in accordance with clause 7.1(b) of this Scheme on or before the Record Date, provided that nothing in this clause 7.2 requires Sirtex to register a transfer that would result in a Sirtex Shareholder holding a parcel of Sirtex Shares that is less than a “marketable parcel” (as defined in the operating rules of ASX).
7.3    No disposals after Effective Date

(a)
If this Scheme becomes Effective, a holder of Scheme Shares (and any person claiming through that holder) must not dispose of or purport or agree to dispose of any Scheme Shares or any interest in them after the Effective Date in any way except as set out in this Scheme and any such disposal will be void and of no legal effect whatsoever.

(b)
Sirtex will not accept for registration or recognise for any purpose any transmission, application or transfer in respect of Scheme Shares received after the Record Date (except a transfer to the Bidder (or if applicable, the Bidder Nominee) pursuant to this Scheme and any subsequent transfer by the Bidder (or if applicable, the Bidder Nominee) or its successors in title) or received prior to the Record Date but not in registrable or actionable form.

7.4    Maintenance of Share Register
For the purpose of determining entitlements to the Scheme Consideration, Sirtex will maintain the Share Register in accordance with the provisions of this clause 7 until the Scheme Consideration has been paid to the Scheme Shareholders and the Bidder (or if applicable, the Bidder Nominee) has been entered in the Share Register as the holder of all the Scheme Shares. The Share Register in this form will solely determine entitlements to the Scheme Consideration.
7.5    Effect of certificates and holding statements
Subject to provision of the Scheme Consideration and registration of the transfer to the Bidder (or if applicable, the Bidder Nominee) contemplated in clauses 5.2 and 6.1 of this Scheme, any statements of holding in respect of Scheme Shares will cease to have effect after the Record Date as documents of title in respect of those Scheme Shares (other than statements of holding in favour of the Bidder (or if applicable, the Bidder Nominee) and its successors in title). After the Record Date, each entry current on the Share Register as at the Record Date (other than entries in respect of the Bidder (or if applicable, the Bidder Nominee) or its successors in title) will cease to have effect except as evidence of entitlement to the Scheme Consideration.
7.6    Details of Scheme Shareholders
Within 3 Business Days after the Record Date Sirtex will ensure that details of the names, Registered Addresses and holdings of Scheme Shares for each Scheme Shareholder, as shown in the Share Register at the Record Date, are available to the Bidder and its Bidder Nominee (if applicable) in such form as the Bidder reasonably requires.

8.    Quotation of Sirtex Shares

(a)	Suspension of trading on ASX in Sirtex Shares will occur from the close of trading on ASX on the Effective Date.
(b)    After the Scheme has been fully implemented, Sirtex will apply:

(i)    for termination of the official quotation of Sirtex Shares on the ASX; and
(ii)    to have itself removed from the official list of the ASX,
in each case with effect on and from the close of trading day immediately following, or shortly after, the Implementation Date, as determined by the Bidder.

9.    General Scheme Provisions
9.1    Power of attorney
Each Scheme Shareholder, without the need for any further act by any Scheme Shareholder, irrevocably appoints Sirtex and each of its directors and secretaries (jointly and each of them individually) as its attorney and agent for the purpose of:

(a)	executing any document necessary or expedient to give effect to this Scheme including the Scheme Share Transfer;

(b)	enforcing the Deed Poll against the Bidder (or if applicable, the Bidder Nominee), and Sirtex accepts such appointment.
9.2    Variations, alterations and conditions
Sirtex may, with the consent of the Bidder (or if applicable, the Bidder Nominee) (which cannot be unreasonably withheld), by its counsel or solicitor consent on behalf of all persons concerned to any variations, alterations or conditions to this Scheme which the Court thinks fit to impose.
9.3    Further action by Sirtex
Sirtex will execute all documents and do all things (on its own behalf and on behalf of each Scheme Shareholder) necessary or expedient to implement, and perform its obligations under, this Scheme.
9.4    Authority and acknowledgement
Each of the Scheme Shareholders:

(a)	irrevocably consents to Sirtex and the Bidder (or if applicable, the Bidder Nominee) doing all things necessary or expedient for or incidental to the implementation of this Scheme; and

(b)
acknowledges that this Scheme binds Sirtex and all Scheme Shareholders (including those who do not attend the Scheme Meeting or do not vote at that meeting or vote against the Scheme at the Scheme Meeting) and, to the extent of any inconsistency and to the extent permitted by law, overrides the constitution of Sirtex.

9.5    No liability when acting in good faith
Neither Sirtex nor the Bidder (and if applicable, the Bidder Nominee), nor any of their respective officers, will be liable for anything done or omitted to be done in the performance of this Scheme in good faith.
9.6    Enforcement of Deed Poll
Sirtex undertakes in favour of each Scheme Shareholder to enforce the Deed Poll against the Bidder on behalf of and as agent and attorney for the Scheme Shareholders.
9.7    Stamp duty and registration fees
The Bidder will:

(a)
pay all stamp duties, registration fees and similar taxes payable or assessed as being payable in connection with this Scheme or the Deed Poll (including any fees, fines, penalties and interest in connection with those amounts); and

(b)	indemnify each Scheme Shareholder against any liability incurred by the Scheme Shareholder arising from its failure to comply with clause 9.7(a).
9.8    Notices

(a)
If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Sirtex, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Sirtex’s registered office or at the office of the Registry.

(b)
The accidental omission to give notice of the Scheme Meeting or the non-receipt of such a notice by any Sirtex Shareholder shall not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

9.9    Governing law and jurisdiction
(a)    This Scheme is governed by the law in force in New South Wales.
(b)    Each party irrevocably and unconditionally:
(i)    submits to the non-exclusive jurisdiction of the courts of that place; and

(ii)	waives, without limitation, any claim or objection based on absence of jurisdiction or inconvenient forum.

Annexure C
Deed Poll

Deed Poll Dated
Given by Varian Medical Systems, Inc. In favour of Scheme Shareholders

1.	Definitions and Interpretation
2.	Conditions Precedent and Termination
3.	Performance of Obligations Generally
4.	Scheme Consideration
5.	Representations and Warranties
6.	Continuing Obligations
7.	Notices
8.	General

This Deed Poll is made on     2018

Made by:
Varian Medical Systems, Inc. of 3100 Hansen Way, Palo Alto, CA 94304-1038, United States (Bidder);
In favour of:
Each person registered as a holder of fully paid ordinary shares in Sirtex as at the Record Date (Scheme Shareholders).
Recitals:

A.	The directors of Sirtex have resolved that Sirtex should propose the Scheme.
B.    The effect of the Scheme will be that all Scheme Shares will be transferred to the Bidder (or if applicable, the Bidder Nominee).
C.    Sirtex and the Bidder have entered into the Scheme Implementation Deed.
D.    In the Scheme Implementation Deed, the Bidder has agreed (amongst other things) to provide the Scheme Consideration to Sirtex on behalf of the Scheme Shareholders, subject to the satisfaction of certain conditions.
E.    The Bidder is entering into this deed poll for the purpose of covenanting in favour of Scheme Shareholders to perform its obligations in relation to the Scheme.

1.    Definitions and Interpretation
1.1.    Definitions
In this deed poll:
(a)    Scheme means the proposed scheme of arrangement between Sirtex and the Scheme Shareholders under which all of the Scheme Shares will be transferred to the Bidder (or if applicable, the Bidder Nominee) under Part 5.1 of the Corporations Act, substantially in the form of Annexure A to this deed poll, or as otherwise agreed by Sirtex and the Bidder, subject to any amendments or conditions made or required by the Court pursuant to section 411(6) of the Corporations Act to the extent they are approved in writing by Sirtex and the Bidder in accordance with clause 9.2 of the Scheme;
(b)    Scheme Implementation Deed means the scheme implementation deed dated 30 January 2018 between Sirtex and the Bidder under which, amongst other things, Sirtex has agreed to propose the Scheme to Sirtex Shareholders and each of the Bidder and Sirtex has agreed to take certain steps to give effect to this Scheme; and
(c)    all other words and phrases used in this deed poll have the same meaning as given to them in the Scheme.
1.2.    Interpretation

Clauses 1.2, 1.3 and 1.4 of the Scheme apply to the interpretation of this deed poll except that references to “this Scheme” in that clause are to be read as references to “this deed poll” and any reference to “party” are taken to include the Scheme Shareholders.
1.3.    Nature of deed poll
The Bidder acknowledges and agrees that:
(a)    this deed poll may be relied on and enforced by any Scheme Shareholder in accordance with its terms even though the Scheme Shareholders are not party to it; and
(b)    under the Scheme, each Scheme Shareholder irrevocably appoints Sirtex and each of its directors, officers and secretaries (jointly and each of them severally) as its agent and attorney to enforce this deed poll against the Bidder.
2.    Conditions Precedent and Termination
2.1.    Conditions precedent
The Bidder’s obligations under clause 4 are subject to the Scheme becoming Effective.
2.2.    Termination
The Bidder’s obligations under this deed poll will automatically terminate and the terms of this deed poll will be of no further force or effect if:
(a)    the Scheme has not become Effective on or before the End Date; or
(b)    the Scheme Implementation Deed is terminated in accordance with its terms.
2.3.    Consequences of termination
If this deed poll is terminated under clause 2.2, then, in addition and without prejudice to any other rights, powers or remedies available to Scheme Shareholders:
(a)    the Bidder is released from its obligations to further perform this deed poll except those obligations contained in clause 8.1 and any other obligations which by their nature survive termination; and
(b)    each Scheme Shareholder retains the rights, powers or remedies they have against the Bidder in respect of any breach of this deed poll which occurs before it is terminated.
3.    Performance of Obligations Generally
The Bidder must comply with its obligations under the Scheme Implementation Deed and do all acts and things necessary or desirable on its part to give full effect to the Scheme.
4.    Scheme Consideration
4.1.    Scheme Consideration
Subject to clause 2, the Bidder undertakes in favour of each Scheme Shareholder to pay, or to procure the payment of, the Scheme Consideration to the Trust Account on behalf of each Scheme Shareholder subject to and in accordance with the terms of the Scheme.
4.2.    Manner of payment

Subject to clause 4.3, the Bidder’s obligation to provide, or procure the provision of, the Scheme Consideration to Sirtex on behalf of each Scheme Shareholder is satisfied by the Bidder (or if applicable, the Bidder Nominee), no later than the Business Day before the Implementation Date, depositing in cleared funds the aggregate amount of the Scheme Consideration payable to all Scheme Shareholders into the Trust Account (except that the amount of any interest (less bank fees and other charges) on the amount deposited will be to the Bidder’s account).
4.3.    Joint holders
In the case of Scheme Shares held in joint names, any bank cheque required to be paid to Scheme Shareholders by the Bidder (or if applicable, the Bidder Nominee) must be payable to the joint holders and be forwarded to the holder whose name appears first in the Share Register as at the Record Date.
5.    Representations and Warranties
The Bidder represents and warrants that:
(a)    it is a corporation validly existing under the laws of its place of registration;
(b)    it has the corporate power to enter into and perform its obligations under this deed poll and to carry out the transactions contemplated by this deed poll;
(c)    it has taken all necessary corporate action to authorise its entry into this deed poll and has taken or will take all necessary corporate action to authorise the performance of this deed poll and to carry out the transactions contemplated by this deed poll;
(d)    this deed poll is valid and binding upon the Bidder and enforceable against the Bidder in accordance with its terms;
(e)    this deed poll does not conflict with, or result in the breach of or default under, any provision of its constitution, or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or subject or by which it is bound; and
(f)    it is solvent and no resolutions have been passed nor has any other step been taken or legal action or proceedings commenced or threatened against it for its winding up or dissolution or for the appointment of a liquidator, receiver, administrator or similar officer over any or all of its assets.
6.    Continuing Obligations
Subject to clause 8.3, this deed poll is irrevocable and, subject to clause 2, remains in full force and effect until:
(a)    the Bidder has fully performed its obligations under this deed poll; or
(b)    the earlier termination of this deed poll under clause 2.2.
7.    Notices
7.1.    Form
Unless this deed expressly states otherwise, all notices, demands, certificates, consents, approvals, waivers and other communications to the Bidder in connection with this deed must be in writing and signed by the sender (if an individual) or a person duly authorised by the sender.
7.2.    Delivery

Communications to the Bidder must be:
(a)    delivered by hand to the address of the Bidder referred to in clause 7.3;
(b)    sent by regular ordinary post (airmail if sent from one country to another) to the address of the Bidder referred to in clause 7.3; or
(c)    given in any other way permitted by law.
7.3.    Notice details
The notice details of the Bidder are:

Name:	Varian Medical Systems, Inc.
Address:	3100 Hansen Way, Palo Alto, CA 94304-1038, United States
Attention:	Mike Dunn
Email:	Mike.Dunn@varian.com

7.4.    When effective
Communications take effect from the time they are received or taken to be received under clause 7.5 (whichever happens first) unless a later time is specified.
7.5.    When taken to be received
Subject to clause 7.6, communications are taken to be received:
(a)    if delivered by hand, when delivered; or
(b)    if sent by post, 5 Business Days after posting (if posted to an address in the same country) or 10 Business Days after posting (if posted to an address in a different country).
7.6.    Receipt outside business hours
Despite clauses 7.4 and 7.5, if communications are received or taken to be received under clause 7.5 after 5pm on a Business or on a non-Business Day, they are taken to be received at 9am on the next Business Day and take effect from that time unless a later time is specified.
8.    General
8.1.    Stamp duty
The Bidder must:
(a)    pay all stamp duty, registration fees and similar taxes payable or assessed as being payable on or in connection with this deed poll, the performance of this deed poll, or any instruments entered into under this deed poll and in respect of a transaction effected by or made under the Scheme and this deed poll (including any fees, fines, penalties and interest in connection with any of those amounts);
(b)    pay other costs in respect of the Scheme (including, in connection with the transfer of Scheme Shares to the Bidder (or if applicable, the Bidder Nominee) in accordance with the terms of the Scheme); and
(c)    indemnify on demand each Scheme Shareholder against any liability arising from failure to comply with clauses 8.1(a) or 8.1(b).

8.2.    Waiver
(a)    A waiver of any right arising from a breach of this deed poll or of any right, power, authority, discretion or remedy arising upon default under this deed poll must be in writing and signed by the party giving the waiver.
(b)    A failure or delay in exercise, or partial exercise, of:
(i)    a right arising from a breach of this deed poll; or
(ii)    a right, power, authority, discretion or remedy created or arising upon default under this deed poll, does not result in a waiver of that right, power, authority, discretion or remedy.
(c)    A party is not entitled to rely on a delay in the exercise or non-exercise of a right, power, authority, discretion or remedy arising from a breach of this deed poll or on a default under this deed poll as constituting a waiver of that right, power, authority, discretion or remedy.
(d)    A party may not rely on any conduct of another party as a defence to exercise of a right, power, authority, discretion or remedy by that other party.
8.3.    Variation
A provision of this deed poll or any right created under it may not be varied, altered or otherwise amended unless:
(a)    if before the First Court Date (as defined in the Scheme Implementation Deed), the variation is agreed to by Sirtex and the Bidder in writing; and
(b)    if on or after the First Court Date (as defined in the Scheme Implementation Deed), the variation is agreed to by Sirtex and the Bidder in writing and the Court indicates that the variation, alteration or amendment would not itself preclude approval of the Scheme, in which event the Bidder must enter into a further deed poll in favour of the Scheme Shareholders giving effect to the variation, alteration or amendment.
8.4.    Remedies cumulative
The rights, powers and remedies of the Bidder and the Scheme Shareholders under this deed poll are cumulative and are in addition to, and do not exclude any, other rights, powers and remedies given by law independently of this deed poll.
8.5.    Assignment
The rights and obligations of the Bidder and each Scheme Shareholder under this deed poll are personal and must not be assigned, encumbered or otherwise dealt with at law or in equity and no person may attempt or purport to do so without the prior written consent of the Bidder and Sirtex.
8.6.    Governing law and jurisdiction
This deed poll is governed by the law in force in New South Wales, Australia. The Bidder irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of that place.
8.7.    Further action

The Bidder must execute all deeds and other documents and do all things (on its own behalf or on behalf of each Scheme Shareholder) necessary or expedient to give full effect to this deed poll and the transactions contemplated by it.
8.8.    Service of process
(a)    Without preventing any method of service allowed under any relevant law, the Bidder:
(i)    irrevocably appoints Norose Notices Australia Pty Ltd ACN 158 029 586 as its process agent to receive any document in an action in connection with this deed poll; and
(ii)    agrees that failure by a process agent to notify the Bidder of any document in an action in connection with this deed poll does not invalidate the action concerned.
(b)    If for any reason Norose Notices Australia Pty Ltd ceases to be able to act as process agent, the Bidder agrees to appoint another person as its process agent in the place referred to in clause 8.8 and ensure that the replacement process agent accepts its appointment and confirms its appointment to the Bidder.
(c)    The Bidder agrees that service of documents on its process agent at the following address is sufficient service on it:

Name:	Norose Notices Australia Pty Ltd
Address:	Level 16, ‘Grosvenor Place’, 225 George Street, Sydney, NSW 2000
Attention:	Shaun Clyne / Jeremy Wickens
Email:	shaun.clyne@nortonrosefulbright.com / jeremy.wickens@nortonrosefulbright.com

EXECUTED by the party as a deed poll:

SIGNED, SEALED & DELIVERED by Varian Medical Systems, Inc. by its duly authorised representative in the presence of:	) ) ) )

Witness		Authorized Representative

Name (please print)		Name (please print)